SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
☑ Filed by the Registrant
☐ Filed by a Party other than the Registrant
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
ADC TELECOMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080

ADC TELECOMMUNICATIONS, INC.

December 18, 2009

Dear ADC Shareowner:

You cordially are invited to attend the annual shareowners’ meeting of ADC Telecommunications, Inc. The annual meeting will be held in the Auditorium at ADC’s World Headquarters on Tuesday, February 9, 2010, at 9:00 a.m. Central Standard Time. ADC’s World Headquarters are located at 13625 Technology Drive, Eden Prairie, Minnesota 55344. Details of the business to be conducted at the annual meeting are given in the attached notice of annual shareowners’ meeting.

If you do not plan to attend the annual meeting, please vote your shares either by telephone, Internet or the mail. Instructions on voting your shares are on the notice of Internet availability of proxy materials you received for the annual meeting. If you received paper copies of our proxy materials, instructions on voting your shares are on the enclosed proxy card. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

We look forward to seeing you at the annual meeting.

Robert E. Switz
Chairman of the Board, President and Chief
Executive Officer

YOUR VOTE IS IMPORTANT

(THIS PAGE INTENTIONALLY LEFT BLANK)

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080

NOTICE OF ANNUAL SHAREOWNERS’ MEETING
TO BE HELD FEBRUARY 9, 2010

To the Shareowners of ADC Telecommunications, Inc.:

NOTICE IS HEREBY GIVEN that the annual shareowners’ meeting of ADC Telecommunications, Inc. will be held in the Auditorium of ADC’s World Headquarters, 13625 Technology Drive, Eden Prairie, Minnesota 55344, on Tuesday, February 9, 2010, at 9:00 a.m. Central Standard Time, for the purpose of considering and acting upon:

1. A proposal to set the number of directors at ten;

2. The election of three directors for terms expiring in 2013 and one director for a term expiring in 2011;

3. A proposal to approve the 2010 Global Stock Incentive Plan;

4. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our 2010 fiscal year; and

5. The transaction of such other business as may come properly before the meeting or any adjournment thereof.

Shareowners of record at the close of business on December 10, 2009, are the only persons entitled to notice of, and to vote at, the annual meeting.

Your attention is directed to the proxy statement. We encourage you to vote on the Internet or by telephone in order to reduce our mailing and handling expenses. If you choose to return the proxy card by mail, a pre-addressed envelope is enclosed for which no postage is required if mailed in the United States.

By Order of the Board of Directors

Jeffrey D. Pflaum
Vice President, General Counsel
and Secretary

December 18, 2009

i

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080

PROXY STATEMENT

ANNUAL SHAREOWNERS’ MEETING
TO BE HELD ON FEBRUARY 9, 2010

GENERAL INFORMATION ABOUT THE MEETING

This proxy statement has been prepared on behalf of the Board of Directors of ADC Telecommunications, Inc. in connection with the solicitation of proxies for our annual shareowners’ meeting to be held on Tuesday, February 9, 2010, and at any and all adjournments of the annual meeting.

Costs Associated with this Proxy Statement and our 2010 Annual Meeting

The cost of soliciting proxies, including the cost of preparing and mailing the notice of annual shareowners’ meeting, the notice of Internet availability of proxy materials, and this proxy statement, is being paid by us. In addition, we will, upon the request of brokers, dealers, banks, voting trustees and their nominees who are holders of record of shares of our common stock on the record date specified below, bear their reasonable expenses for mailing copies of these materials to the beneficial owners of these shares. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate. In addition, our officers and other employees may solicit proxies in person or by telephone or facsimile but will receive no extra compensation for these services.

Date of Proxy Statement and Record Date

This proxy statement and the forms of proxy are first being made available to shareowners on or around December 18, 2009.

Shareowners of record at the close of business on December 10, 2009, are the only persons entitled to notice of, and to vote at, the annual meeting. As of that date, there were 96,626,431 issued and outstanding shares of our common stock, our only outstanding voting securities.

Voting Procedures — Shareowners of Record and Beneficial Owners

Each shareowner of record is entitled to one vote for each share held, and there is no cumulative voting.

If your shares are registered directly in your name, you are considered the shareowner of record with respect to those shares. If you hold shares through a stock brokerage account or through a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered the shareowner of record with respect to those shares and you are considered to be the beneficial owner of those shares. Beneficial owners, however, generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee on how to vote their shares. Generally this is done by following the voting instructions provided by the nominee that are included in the notice of Internet availability of proxy materials that was mailed to you, or if you have received or request a hard copy of this proxy statement and accompanying voting instruction form, by signing dating and mailing the voting instruction form.

Shareowners typically can vote their shares through the Internet, by telephone or by mail. Instructions on voting your shares are on the notice of Internet availability of proxy materials you received for the annual meeting. If you received paper copies of our proxy materials, instructions on voting your shares are on the enclosed proxy card. The Internet and telephone voting procedures are designed to verify shareowners’ identities, allow shareowners to give voting instructions and confirm that their instructions have been recorded properly. Shareowners who vote through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the shareowner. Shareowners who vote by Internet or telephone need not return a proxy card by mail.

Abstentions and broker non-votes are included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker or other nominee returns a proxy but does not have either discretionary authority by law to vote on a particular proposal or specific voting instructions from the beneficial owner of the shares with respect to a particular proposal. Brokers and other nominees have discretionary authority by law to vote generally only on routine proposals.

At our annual meeting the proposals over which brokers will have discretionary authority to vote without having received specific voting instructions from the beneficial owner of the shares are the proposals to set the number of our directors at ten and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our 2010 fiscal year. In all other instances, brokers and other shareowners of record who serve as nominees for a beneficial owner may not vote on a proposal without having voting instructions from the beneficial owner.

Whether shareowners submit their proxies by mail, telephone or the Internet, a shareowner may revoke a proxy by sending a written notice of revocation or submitting another proxy with a later date (either by mail, telephone or the Internet) at any time prior to the date of the annual meeting. Shareowners of record may also vote in person at the annual meeting as may beneficial owners who have authorization to do so from the shareowner of record. Unless so revoked, properly executed proxies will be voted in the manner set forth in this proxy statement or as otherwise specified by the shareowner giving the proxy.

Important Notice Regarding the Availability of Proxy Materials for the Shareowners’ Meeting to be Held on February 9, 2010: This proxy statement and our 2009 Annual Report and Form 10-K are available at www.proxyvote.com

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock that were beneficially owned as of December 4, 2009 by our directors, our executive officers included in the Summary Compensation Table set forth under the caption “Executive Compensation” below, all of our directors and executive officers as a group and all shareowners known by us to be beneficial owners of more than five percent of our common stock. Except as otherwise indicated, the shareowners listed in the table have sole voting and investment power with respect to the common stock owned by them, and the shares are not subject to any pledge.

	Amount and Nature of		Percent of Common
Name of Beneficial Owner	Beneficial Ownership		Stock Outstanding

FMR LLC	12,006,360	(1)	12.43%
82 Devonshire Street
Boston, MA 02109
Advisory Research, Inc.	9,915,247	(2)	10.26%
180 North Stetson Street, Suite 5500
Chicago, IL 60601
Citadel Investment Group, L.L.C.	5,813,555	(3)	6.02%
131 S. Dearborn Street
Chicago, IL 60603
Barclays Global Investors, NA	4,862,828	(4)	5.03%
45 Fremont Street
San Francisco, CA 94105
Robert E. Switz	1,396,920	(5)	1.43%
James G. Mathews	101,537	(5)	*
Patrick D. O’Brien	220,441	(5)	*
Laura N. Owen	224,828	(5)	*
Richard B. Parran, Jr.	109,291	(5)	*
William R. Spivey, Ph.D.	16,969	(6)	*
John J. Boyle III	42,739	(6)	*
Mickey P. Foret	42,343	(6)(7)	*
Lois M. Martin	17,696	(6)	*
Krish A. Prabhu, Ph.D.	0		*
John E. Rehfeld	17,696	(6)	*
David A. Roberts	0		*
Larry W. Wangberg	35,659	(6)	*
John D. Wunsch	33,656	(6)	*
All executive officers and directors as a group (14 persons)	2,259,502	(8)	2.29%

*	Less than 1%.

(1)	Based on information in a Schedule 13G/A dated December 8, 2009, FMR LLC, a parent holding company (“FMR”), and Edward C. Johnson 3d reported that as of November 30, 2009, FMR, through its control of Pyramis Global Advisors Trust Company (“PGATC”), and Mr. Johnson each had sole voting power of 5,566,180 shares and sole dispositive power of 8,071,240 shares owned by the institutional accounts managed by PGATC. Additionally, FMR, through its control of Pyramis Global Advisors, LLC (“PGALLC”), and Mr. Johnson reported that each had sole voting and dispositive power of 1,007,240 shares owned by the institutional accounts advised by PGALLC. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR and a registered investment adviser, reported beneficial ownership of 114,100 shares as a result of acting as investment advisor to various registered investment companies. Mr. Johnson and FMR, through its control of Fidelity, and the funds each reported sole power to dispose of the 114,100 shares owned by the funds. Members of Mr. Johnson’s family are the predominant owners, directly or through trusts, of Series B voting common shares of FMR representing approximately 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders of FMR have entered into a shareowners’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Strategic Advisors, Inc., a wholly owned subsidiary of FMR and a registered investment adviser, reported beneficial ownership of 1,000 shares. PGALLC, an indirect wholly-owned subsidiary of FMR and a registered investment advisor, reported beneficial ownership of 1,007,240 as a result of its serving as investment advisor to institutional accounts owning such shares. PGATC, an indirect wholly owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, reported beneficial ownership 8,071,240 shares as a result of its serving as investment manager of institutional accounts owning such shares.

(2)	Based on information in a Schedule 13G/A dated November 4, 2009, Advisory Research, Inc., an investment adviser, reported that it had sole voting power and sole dispositive power with respect to 9,915,247 shares as of October 31, 2009.

(3)	Based on information in a Schedule 13G dated January 2, 2009, Citadel Investment Group, L.L.C. and a group of affiliated entities reported that each member of the group had shared voting power with respect to 5,813,555 shares as of December 23, 2008. Citadel Holdings Ltd., a Cayman Islands company (“CH”), is majority owned by Citadel Kensington Global Strategies Fund Ltd., a Bermuda company (“CKGSF”). Citadel Equity Fund Ltd. (“CEF”) is a subsidiary of CH. CKGSF and CH do not have control over the voting or disposition of securities held by CEF. Citadel Derivatives Group LLC (“CDG”) is majority owned by Citadel Derivatives Group Investors, LLC, a Delaware limited liability company (“CDGI”). CDGI does not have control over the voting or disposition of securities held by CDG. Citadel Derivatives Trading Ltd. (“CDT”) is majority owned by CLP Holdings LLC, a Delaware limited liability company (“CLPH”). CLPH does not have control over the voting or disposition of securities held by CDT.

(4)	Based on information in a Schedule 13G/A dated May 8, 2008, Barclays Global Investors, NA and a group of affiliated entities reported as follows that they had sole power to vote and to dispose of shares as of April 30, 2008: (a) Barclays Global Investors, NA had sole voting power with respect to 2,313,782 shares and sole dispositive power with respect to 2,763,537 shares, (b) Barclays Global Fund Advisors had sole voting power with respect to 1,330,927 shares and sole dispositive power with respect to 1,853,086 shares, (c) Barclays Global Investors, Ltd. had sole voting power with respect to 40,747 shares and sole dispositive power with respect to 179,633 shares, and (d) Barclays Global Investors Japan Limited had sole voting power and sole dispositive power with respect to 66,572 shares. The shares reported are held in trust accounts for the economic benefit of the beneficiaries of these accounts.

(5)	Includes (a) shares issuable pursuant to stock options exercisable within 60 days after December 4, 2009, (b) shares issuable in connection with the vesting of restricted stock units within 60 days after December 4, 2009, and (c) shares held in trust for the benefit of the executive officers pursuant to our Retirement Savings Plan, which we call the “401(k) Plan” in this proxy statement, as follows: for Mr. Switz, (a) options to purchase 914,587 shares, and (b) 295,000 shares from the vesting of restricted stock units; for Mr. Mathews, (a) options to purchase 85,450 shares, (b) 5,600 shares from the vesting of restricted stock units, and (c) 2,987 401(k) Plan shares; for Mr. O’Brien, (a) options to purchase 155,161 shares, (b) 33,200 shares from the vesting of restricted stock units, and (c) 4,803 401(k) Plan shares; for Ms. Owen, (a) options to purchase 163,093 shares, (b) 26,000 shares from the vesting of restricted stock units, and (c) 8,994 401(k) Plan shares; and for Mr. Parran, (a) options to purchase 80,036 shares, and (b) 23,700 shares from the vesting of restricted stock units.

(6)	Includes the following shares issuable pursuant to options exercisable within 60 days after December 4, 2009: for Dr. Spivey, 16,696 shares; for Mr. Boyle, 30,266 shares; for Mr. Foret, 20,564 shares; for Ms. Martin, 16,696 shares; for Mr. Rehfeld, 16,696 shares; for Mr. Wangberg, 34,945 shares; and for Mr. Wunsch 26,837 shares.

(7)	During December 2008, Mr. Foret acquired the equivalent of 1,779 shares of our variable rate convertible unsecured subordinated notes at 48.5% of face value. The notes mature on June 15, 2013 and have a variable interest rate equal to 6-month LIBOR plus 0.375%. Holders of these notes may convert all or some of their notes into shares of our common stock at any time prior to maturity at a conversion price of $28.091 per share.

(8)	Includes (a) 1,561,027 shares issuable pursuant to stock options exercisable within 60 days after December 4, 2009, (b) 383,500 shares from the vesting of restricted stock units within 60 days after December 4, 2009, and (c) 16,784 shares held in trust for the benefit of executive officers pursuant to the 401(k) Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the United States Securities and Exchange Commission (the “SEC”). Executive officers, directors and greater-than-10% shareowners are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us during fiscal 2009, all Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-10% beneficial owners were satisfied on a timely basis in fiscal 2009.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Principles and Code of Ethics

Our Board of Directors (the “Board”) is committed to sound and effective corporate governance practices. The Board has adopted written Principles of Corporate Governance which govern the composition of the Board, Board meetings and procedures and the standing committees of the Board. The Board has the following standing committees: Audit Committee, Compensation Committee, Governance Committee (which includes Board nomination responsibility), and Finance and Strategic Planning Committee. Each of these committees has a written charter. Our Principles of Corporate Governance and the charters for each of our standing committees are available for review on our website at http://investor.adc.com/governance.cfm.

Our Principles of Corporate Governance provide that a majority of our directors and all members of our Audit Committee, Compensation Committee and Governance Committee will be independent. Our Board makes an annual determination regarding the independence of each Board member under the current NASDAQ Global Select Market listing standards. Our Board has determined that all of our directors are independent under these standards, except for our Chairman, Robert E. Switz, who also serves as our President and Chief Executive Officer. Dr. Spivey currently serves as the Independent Lead Director to our Board. A description of the roles of Independent Lead Director and Executive Chairman can be found on our website at http://investor.adc.com/governance.cfm.

During fiscal 2009, our independent directors met in an executive session of the Board without management on eight occasions. Under our Principles of Corporate Governance, executive sessions of the Board are led by our Independent Lead Director, or, in his absence, by the Chair of the Governance Committee. In addition, each of our Board’s standing committees regularly meets in an executive session led by the Chair of the committee.

We maintain a Global Business Conduct Program which sets forth our standards for ethical behavior and legal compliance and governs the manner in which we conduct our business. Our Global Business Conduct Program includes a Financial Code of Ethics applicable to all directors, officers and employees. We conduct required ethics training for our employees. A copy of our Global Business Conduct Program and our Financial Code of Ethics can be found on our website at http://investor.adc.com/governance.cfm.

Meeting Attendance

Each of our directors is expected to make reasonable efforts to attend all meetings of the Board, meetings of each committee on which he or she serves and our annual shareowners’ meeting. All ten of our directors who were serving on the Board at the time of our 2009 annual meeting attended that meeting. During fiscal 2009, the Board held nine meetings. During fiscal 2009, each of our directors attended at least 75% of the aggregate of the total number of these meetings plus the total number of meetings of all committees of the Board on which he or she served.

Standing Committees

The Audit Committee has sole authority to appoint, review and discharge our independent registered public accounting firm. The Audit Committee also reviews and approves in advance the services provided by our independent registered public accounting firm, oversees our internal audit function, reviews our internal accounting controls and administers our Global Business Conduct Program. The Audit Committee currently is composed of Ms. Martin, Dr. Prabhu and Messrs. Foret, Rehfeld, and Wunsch, all of whom meet the existing independence and experience requirements of the NASDAQ Global Select Market and the SEC. Mr. Foret is the Chair of this committee. The Board has determined that each of Mr. Foret and Ms. Martin may be considered an “audit committee financial expert” under the rules of the SEC. During fiscal 2009, the Audit Committee held six meetings. The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2010 and is recommending that our shareowners ratify this appointment at our annual meeting. The report of our Audit Committee is found on page 52 of this proxy statement.

The Compensation Committee determines the compensation for our executive officers and non-employee directors, establishes our compensation policies and practices, and reviews annual financial performance under our employee incentive plans. The Compensation Committee currently is composed of Dr. Spivey and Messrs. Rehfeld, Roberts, Wangberg and Wunsch, all of whom are independent under the current NASDAQ Global Select Market listing standards. Mr. Rehfeld is the Chair of this committee. During fiscal 2009, the Compensation Committee held 12 meetings.

The Governance Committee reviews and makes recommendations to the Board regarding nominees for director, establishes and monitors compliance with our Principles of Corporate Governance and conducts an annual review of the effectiveness of our Board and the performance of our President and Chief Executive Officer. The Governance Committee will consider qualified director nominees recommended by shareowners. Our process for receiving and evaluating Board member nominations from our shareowners is described below under the caption “Nominations.” The Governance Committee currently is composed of Ms. Martin and Messrs. Boyle, Roberts and Wangberg, all of whom are independent under the current NASDAQ Global Select Market listing standards. Mr. Wangberg is the Chair of this committee. During fiscal 2009, the Governance Committee held four meetings.

The Finance and Strategic Planning Committee assists the Board with respect to strategic planning, the evaluation of investment, acquisition and divestiture transactions, and the review of any proposed changes to ADC’s capital structure. The Finance and Strategic Planning Committee is composed of Drs. Prabhu and Spivey and Messrs. Boyle and Foret, all of whom are independent under the current NASDAQ Global Select Market listing standards. Mr. Boyle is the Chair of this committee. During fiscal 2009, the Finance and Strategic Planning Committee held four meetings.

Nominations

Our Governance Committee is the standing committee responsible for selecting the slate of director nominees for election by our shareowners. The committee recommends these nominees to the Board for approval. All director nominees approved by the Board and all directors appointed to fill any vacancies created between our annual meetings of shareowners are required to stand for election by our shareowners at the next annual shareowners’ meeting.

Our Governance Committee determines the selection criteria and qualifications for director nominees. As set forth in our Principles of Corporate Governance, a candidate must possess the ability to apply good business judgment and properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience in senior levels of responsibility in their chosen fields, and have the ability to grasp complex business and financial concepts and communications technologies. In general, candidates will be preferred who hold a senior level position in business, finance, law, education, research or government. The Governance Committee considers these criteria in evaluating nominees recommended to the Governance Committee by shareowners. When current Board members are considered for nomination for reelection, the Governance Committee also takes into consideration their prior contributions, performance and meeting attendance records with ADC.

The Governance Committee will consider for possible nomination qualified Board candidates who are submitted by our shareowners by the deadline set forth in our annual proxy statement for shareholder proposals to be considered for inclusion in our proxy statement. Shareowners wishing to make such a submission may do so by sending the following information to the ADC Governance Committee, c/o ADC Corporate Secretary, P.O. Box 1101, Minneapolis, MN 55440: (1) the name, age, business address and personal address of the person being nominated; (2) the principal occupation of the person being nominated; (3) the number of shares of our common stock beneficially owned by the person being nominated; (4) a description of all arrangements, undertakings or material relationships between the shareowner making the nomination and the person being nominated; and (5) any other information relating to the person being nominated that is required to be disclosed in solicitations of proxies for elections of directors or otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, the written content of the person being nominated to being named in the proxy statement, if any, as a nominee and to serving as a director of ADC if elected and a completed questionnaire concerning the person’s business experience, beneficial ownership of our common stock, relations and transactions with our company, independence and other matters typically contained in our directors and officers questionnaire).

The Governance Committee will make a preliminary assessment of each proposed nominee based upon the resume or biographical summary, his or her willingness to serve as a director and other information obtained by the committee. Each proposed nominee is evaluated against the criteria set forth above and our specific needs at the time. Based upon the preliminary assessment, those candidates who appear best suited to be directors of ADC may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information obtained during this process, the Governance Committee determines which nominees to recommend to the Board for submission to our shareowners at the next annual meeting. The Governance Committee uses the same process for evaluating all proposed nominees, regardless of the original source of the candidate.

No candidates for director nominations were submitted to the Governance Committee by any shareowner in connection with the 2010 annual meeting. Any shareowners desiring to present a nomination for consideration by the Governance Committee prior to our 2011 annual meeting must do so by August 20, 2010, in order to provide adequate time for the Committee to give due consideration to the nominee.

Shareowner Communications with Board

The Board has implemented a process by which our shareowners may send written communications to the Board. Any shareowner desiring to communicate with the Board, or one or more of our directors, may send a letter addressed to the ADC Board of Directors, c/o ADC Corporate Secretary, P.O. Box 1101, Minneapolis, MN 55440. Our Corporate Secretary has been instructed by the Board to forward promptly all such communications to the Board or to the individual Board members specifically addressed in the communication.

Related Party Transaction Policies and Procedures

The Board maintains a written policy regarding transactions between ADC and related parties. Under the policy, a “related party” includes any:

(1) ADC executive officer, director or director nominee;

(2) shareowner who beneficially owns more than 5% of our common stock;

(3) immediate family member of any of the foregoing; or

(4) firm, corporation, charity or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has control or a substantial ownership interest.

In accordance with the policy, the Audit Committee is responsible for the review and approval or ratification of any “interested transaction” with a related party. An “interested transaction” is defined in the policy as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which ADC is a participant and any related party has or will have a material direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). The terms of the policy provide that if advance Audit Committee approval of an interested transaction is not feasible, then the interested transaction shall be considered at the next regularly scheduled Audit Committee meeting and ratified if the Audit Committee determines it to be appropriate. In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms generally consistent with those available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Also, under the policy, the following transactions are deemed to be pre-approved:

•	Employment of executive officers;

•	Director compensation;

•	Any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of that company’s total annual revenues;

•	Any charitable contribution, grant or endowment by ADC or the ADC Foundation to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or five percent of the charitable organization’s total annual receipts;

•	Any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis;

•	Certain regulated transactions;

•	Certain banking-related services; and

•	Any transaction in the ordinary course of business in which the aggregate amount involved will not exceed $100,000.

In connection with each regularly scheduled meeting of the Audit Committee, a summary of each new interested transaction deemed pre-approved pursuant to the policy is to be provided to the Audit Committee for its review. During fiscal 2009, no interested transactions were required to be presented to the Audit Committee for approval, ratification or review.

DIRECTOR COMPENSATION

Fiscal 2009 Compensation

Cash Fees.  During fiscal 2009, we paid our non-employee directors:

•	an annualized cash retainer fee of $70,000, which was paid in quarterly installments, and

•	$1,500 for each Board meeting and $1,000 for each committee meeting attended in excess of the first ten Board and committee meetings that the director attends during the fiscal year.

In addition, we provided a retainer to each of Messrs. Gilligan and Spivey at an annualized rate of $75,000 for their respective service as ADC’s Independent Lead Director during portions of fiscal 2009. During February of 2009, Mr. Gilligan resigned from his service on our Board and as ADC’s Independent Lead Director in connection with his appointment as President and Chief Executive Officer of Capella Education, Inc. We then appointed Dr. Spivey as our Independent Lead Director.

The Chair of each standing committee of the Board also received cash retainers which were paid in quarterly installments at the following annualized rates:

•	Audit Committee Chair: $10,000

•	Compensation Committee Chair: $5,000

•	Finance and Strategic Planning Committee Chair: $5,000

•	Governance Committee Chair: $5,000

Equity Awards.  Time-based restricted stock unit awards (“RSUs”) having an approximate value of $70,000 on the date of grant are made to each non-employee director on the first business day after each annual shareowners’ meeting. For fiscal 2009, each non-employee director received those RSUs on March 5, 2009. The RSUs vest on the first business day of the calendar year following the grant date, however, the shares underlying the restricted stock units are not distributed until 90 days following termination of Board service. Dr. Prabhu and Mr. Roberts each also received RSUs upon their appointment to the Board on November 1, 2008. These awards each had a value of approximately $23,600 as of that date. These awards represented a pro-rated portion of the annual grant made to other non-employee directors in March, 2008 and served as equity compensation for Dr. Prabhu’s and Mr. Robert’s Board service from November 1, 2008 until the date of our annual meeting held in March, 2009.

Deferred Compensation Plan.  Directors may defer any portion of their cash or stock compensation pursuant to the Compensation Plan for Non-Employee Directors of ADC Telecommunications, Inc. Cash compensation may be deferred into an interest bearing account based upon the prime commercial rate of Wells Fargo Bank, N.A. Stock compensation deferred is converted to phantom stock indexed to ADC common stock. Any stock deferrals are converted into ADC common stock at the time of the director’s termination from the Board. None of our non-employee directors deferred compensation pursuant to the Compensation Plan for Non-Employee Directors of ADC Telecommunications, Inc. during fiscal 2009.

Charitable Donation Programs.  We offer two charitable donation programs in which our non-employee directors may participate. Under our Corporate Leaders in Community Program (the “CLIC Program”), we will make a charitable contribution of up to $5,000 in any one year period to a charitable organization in which a non-employee director is involved. Under our Matching Gift Program (the “Matching Gift Program”), we will match dollar for dollar up to $1,000 per year for donations made by our non-employee directors to charitable organizations.

Reimbursements.  Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and shareowner meetings. Directors generally use commercial transportation or their own transportation. Directors also are reimbursed for reasonable expenses associated with other business activities related to their Board service, including participation in director education programs and memberships in director organizations.

Liability Insurance.  We also pay premiums on directors’ and officers’ liability insurance policies covering directors as well as our officers.

Director Compensation Table.  The following table discloses the cash, equity awards and other compensation earned by or paid or awarded to, as the case may be, each of our non-employee directors for fiscal 2009.

Fiscal 2009 Non-Employee Director Compensation

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)(2)	($)(3)

J. Kevin Gilligan(4)	36,250	0	0	36,250
John A. Blanchard III(5)	23,637	0	0	23,637
John J. Boyle III	76,750	69,997	0	146,747
Mickey P. Foret	82,333	69,997	0	152,330
Lois M. Martin	74,167	69,997	6,000	150,164
Krish A. Prabhu, Ph.D	69,667	69,997	0	139,664
John E. Rehfeld	89,250	69,997	5,000	164,247
David A. Roberts	73,167	69,997	0	143,164
William R. Spivey, Ph.D	126,167	69,997	0	196,164
Larry W. Wangberg	80,750	69,997	0	150,747
John D. Wunsch	84,667	69,997	0	154,664

(1)	The amounts in this column are calculated based on Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors. The amounts reflect (a) the grant date fair value of each award computed in accordance with SFAS 123(R) and (b) the dollar amount recognized for financial statement reporting purposes for fiscal 2009 for share-based awards. Assumptions used in the calculation of these amounts generally are discussed in footnote 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

(2)	The amounts represent charitable contributions made by ADC on behalf of the directors under the CLIC Program and the Matching Gift Program.

(3)	As of September 30, 2009, the members of our Board held a number of RSUs and shares issuable pursuant to stock options as follows: for Mr. Boyle, (a) 34,550 RSUs and (b) 50,723 stock options; for Mr. Foret, (a) 34,550 RSUs and (b) 20,564 stock options; for Ms. Martin, (a) 34,550 RSUs and (b) 16,696 stock options; for Dr. Prabhu, (a) 27,857 RSUs and (b) 0 stock options; for Mr. Rehfeld, (a) 33,904 RSUs and (b) 16,696 stock options; for Mr. Roberts, (a) 27,857 RSUs and (b) 0 stock options; for Dr. Spivey, (a) 35,236 RSUs and (b) 16,696 stock options; for Mr. Wangberg, (a) 34,550 RSUs and (b) 34,945 stock options; and for Mr. Wunsch (a) 37,045 RSUs and (b) 31,408 stock options.

(4)	Mr. Gilligan resigned from our Board in February, 2009.

(5)	Mr. Blanchard retired from our Board in March, 2009.

Review of Director Compensation

The Compensation Committee periodically reviews Board compensation based on market analysis provided by the Compensation Committee’s compensation consultant. In establishing compensation for fiscal 2009, this consultant was F. W. Cook & Co., Inc. (“F.W. Cook”). The compensation consultant advises the Compensation Committee regarding the competitive position of Board compensation relative to our peer group (as described in the CD&A later in this proxy statement). Beginning July 21, 2009, the Committee appointed Pearl Meyer & Partners (“PM&P”) as its independent consultant on Board and executive management compensation matters. This change was considered as part of the Compensation Committee’s periodic review of its need for outside support and guidance relative to executive compensation and its commitment to good governance practices. There are no planned changes to director compensation for fiscal 2010.

PROPOSAL 1 — SET THE SIZE OF THE BOARD OF DIRECTORS AT TEN

We proposed that our shareowners vote to reduce the size of our Board of Directors to 11 in the proxy statement for our 2009 annual meeting of shareowners that was held in March, 2009. After we delivered the proxy statement for our 2009 annual meeting, Kevin J. Gilligan resigned from our Board of Directors in February, 2009 to focus on a new employment position. Following his resignation, our Board of Directors was reduced to ten members. Since the time of our 2009 annual meeting, our Board determined not to name a replacement director for Mr. Gilligan and we presently have ten Board members. Our Board believes that a ten member Board is an appropriate number to meet our needs at this time. The Board therefore has approved and recommends that the shareowners approve at the annual meeting, a proposal to set the number of our directors at ten. In accordance with our Articles of Incorporation and Restated Bylaws, the Board may in the future increase the size of the Board without shareowner approval, provided that any person named by the Board to fill a newly created vacancy must stand for election at the next annual meeting of shareowners following his or her appointment.

The Board recommends that you vote FOR setting the size of our Board at ten. Proxies solicited by the Board will, unless otherwise directed, be voted to set the number of members of our Board at ten.

The affirmative vote of the owners of a majority of the outstanding shares of our common stock is required for the approval of this proposal. If a shareowner abstains from voting on this proposal, then the shares held by that shareowner will be deemed present at the annual meeting for purposes of determining a quorum and for calculating the number of votes cast, but will not be deemed to have been voted in favor of this proposal. Brokers and other nominees have discretionary authority to vote on this proposal as they choose unless they receive specific voting instructions from the beneficial owner. If you hold shares in any brokerage account or through a bank, trust or other nominee and wish to assure those shares are voted on this proposal in a specific manner, then you should instruct the broker, bank, trust or other nominee how to vote the shares using the voting instructions provided.

PROPOSAL 2 — ELECTION OF DIRECTORS

Our directors are divided into three classes. The members of each class generally are elected to serve three-year terms, with the term of office of each class ending in successive years. Our articles of incorporation provide that in the event there is a decrease in the number of directors, the decrease shall be distributed among the several classes of directors as equally as possible as shall be determined by the Board of Directors. Last February, Kevin J. Gilligan resigned from our Board of Directors. The Board determined not to appoint any replacement for Mr. Gilligan and is proposing to decrease the size of our Board from 11 to ten members. Following Mr. Gilligan’s resignation, our Board is divided into two classes of four directors and one class of two directors. Dr. Spivey and Messrs. Boyle, Switz and Wangberg are the directors in the class with a term expiring at the annual meeting in February 2010. The Board is recommending that each of these four directors be elected to new terms. In order to distribute the number of directors serving in each class more evenly, the Board is recommending that Mr. Boyle be elected to a term expiring at our annual shareowners’ meeting in 2011 and that Dr. Spivey and Messrs. Switz and Wangberg be elected to a term expiring at our annual shareowners’ meeting in 2013.

The Board recommends that you vote FOR the above-named nominees for election as directors. Proxies solicited by the Board will, unless otherwise directed, be voted to elect these nominees.

In accordance with Minnesota law, directors are elected by a plurality of votes cast. This means that the nominees receiving the highest number of votes will be elected. However, our Board maintains a Majority Vote Policy which requires that in an uncontested election (where, as at the annual shareowners’ meeting, the number of nominees does not exceed the number of directors to be elected), any nominee for director who receives more votes “withheld” from his or her election than votes “for” his or her election (a “Majority Withheld Vote”) shall offer to tender his or her resignation promptly following certification of the shareowner vote. The Governance Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the shareowner vote. The Board promptly will disclose its decision-making process and decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC. Any director who offers to tender his or her resignation as described above will not participate in the Governance Committee’s recommendation or Board action regarding whether to accept the resignation offer. However, if each member of the Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. If the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

Shares represented by proxies as to which the authority to vote for a nominee has been withheld will be deemed present and entitled to vote for purposes of determining the existence of a quorum and calculating the numbers of votes cast, but will be deemed not to have been voted in favor of the candidate with respect to whom the proxy authority has been withheld. In the unlikely event that the nominees are not candidates for election at the annual meeting, the persons named as proxies will vote for such other persons as the Board or proxies may designate

Brokers and other nominees do not have authority to vote for any nominee for director without specific voting instructions from the beneficial owner. As such, if a broker returns a “non-vote” proxy indicating a lack of authority to vote in the election of any nominee for director, then the shares covered by the broker non-vote will be deemed present and entitled to vote at the meeting for the purposes of determining a quorum, but not present and entitled to vote in the election of any nominees for director for whom the non-vote proxy was returned. If you hold shares in any brokerage account or through a bank, trust or other nominee and wish to vote those shares in the election of any of the nominees for director, then you should instruct the broker, bank, trust or other nominee how to vote the shares using the voting instructions provided.

Set forth below is information regarding the nominees to the Board and the other incumbent directors who will continue to serve after the annual meeting.

Name	Age	Nominee or Continuing Director and Term

John J. Boyle III	62	Director and nominee for term expiring in 2011
William R. Spivey, Ph.D.	63	Director and nominee for term expiring in 2013
Robert E. Switz	63	Director and nominee for term expiring in 2013
Larry W. Wangberg	67	Director and nominee for term expiring in 2013
Lois M. Martin	47	Director with term expiring in 2012
Krish A. Prabhu, Ph.D.	55	Director with term expiring in 2012
John E. Rehfeld	69	Director with term expiring in 2012
David A. Roberts	62	Director with term expiring in 2012
Mickey P. Foret	64	Director with term expiring in 2011
John D. Wunsch	61	Director with term expiring in 2011

Mr. Boyle has been a director of ADC since November, 1999. From June, 2005 until October, 2009, Mr. Boyle served as Chief Executive officer of Arbor Networks, Inc., a company that researches next-generation cyber threats and develops solutions that prevent network attacks. Prior to joining Arbor Networks, Mr. Boyle served as President and Chief Executive Officer of Equallogic, Inc., a company that develops networked storage by building intelligent storage solutions that extend the benefits of consolidated storage throughout the enterprise, from 2003 to 2004. From April, 2000 to July, 2003, Mr. Boyle served as Chief Executive Officer of Cogentric, Inc., a provider of solutions to enable decision makers to evaluate and enhance their Web-based capabilities. He served as Senior Vice President of ADC from October, 1999 to April, 2000 following our acquisition of Saville Systems PLC. Prior to joining ADC, Mr. Boyle served as President and Chief Executive Officer of Saville Systems PLC from August, 1994 to October, 1999 and as Saville’s Chairman of the Board from April, 1998 to October, 1999.

Dr. Spivey has been a director of ADC since September, 2004. Dr. Spivey most recently served as President and Chief Executive Officer of Luminent, Inc., a fiber optics transmission products manufacturer, from July, 2000 to November, 2001. From 1997 to 2000, Dr. Spivey served as Network Products Group President for Lucent Technologies. He also served as Vice President of the Systems & Components Group at AT&T Corporation/Lucent Technologies from 1994 to 1997. Dr. Spivey is also a director of Novellus Systems, Inc., Raytheon Company, Laird, PLC and Cascade Microtech, Inc.

Mr. Switz has been a director of ADC since August, 2003 and was appointed Chairman of the Board in August, 2008. Mr. Switz has been President and Chief Executive Officer of ADC since August, 2003. From January, 1994 until August, 2003, Mr. Switz served ADC as Chief Financial Officer as well as Executive Vice President and Senior Vice President. Mr. Switz also served as President of ADC’s former Broadband Access and Transport Group from November, 2000 to April, 2001. Prior to joining ADC, Mr. Switz was employed by Burr-Brown Corporation, a manufacturer of precision micro-electronics, most recently as Vice President, Chief Financial Officer and Director, Ventures & Systems Business. Mr. Switz is also a director of Broadcom Corporation, Micron Technology, Inc. and the Telecommunication Industry Association (TIA).

Mr. Wangberg has been a director of ADC since October, 2001. Mr. Wangberg served as Chief Executive Officer and Chairman of the Board of TechTV (formerly ZDTV, Inc.), a cable television network focused on technology information, news and entertainment, from August 1997 until his retirement from these positions in July, 2002. Previously, Mr. Wangberg was Chief Executive Officer and Chairman of the Board of StarSight Telecast, Inc., an interactive navigation and program guide company, from February, 1995 to August, 1997. Mr. Wangberg is also a director of Charter Communications, Inc.

Ms. Martin has been a director of ADC since March 2004. Ms. Martin has served as Senior Vice President and Chief Financial Officer for Capella Education Company, the publicly held parent company of Capella University, an accredited on-line university, since 2004. From 2002 to 2004, Ms. Martin served as Executive Vice President and Chief Financial Officer of World Data Products, Inc., an industry-leading provider of server, storage, network and telecom solutions worldwide. From 1993 to 2001, Ms. Martin served in a number of executive positions with Deluxe Corporation, including Senior Vice President and Chief Financial Officer, Vice President and Corporate Controller, Vice President and Controller of Deluxe Financial Services Group, Vice President and Controller of Paper Payment Systems Division, Director of Accounting Services, and Director of Internal Audit. Prior to joining Deluxe Corporation, Ms. Martin served as International Controller for Carlson Companies, a privately held international conglomerate. Ms. Martin is also a director of MTS Systems Corporation, although she has announced she will not seek re-election to this Board at the company’s 2010 annual shareowners’ meeting.

Dr. Prabhu has been a director of ADC since November, 2008. From February, 2004 until his retirement in February, 2008, Dr. Prabhu served as Chief Executive Officer and President of Tellabs, Inc., a company that designs, develops, deploys and supports telecommunications networking products around the world.. Prior to joining Tellabs, Dr. Prabhu held various engineering and management positions at Alcatel, including Chief Operating Officer of Alcatel and Chief Executive Officer of Alcatel USA. From November, 2001 until February, 2004, Dr. Prabhu was a venture partner in Morgenthaler Ventures, a venture capital firm. Dr. Prabhu is also a director of Altera Corp., Tekelec, Inc., and ADVA Optical Networking.

Mr. Rehfeld has been a director of ADC since September, 2004. Mr. Rehfeld has served as an adjunct professor for the Executive MBA program at Pepperdine University in California since 1998 and at the University of Southern California since 2009. Mr. Rehfeld served as Chief Executive Officer of Spruce Technologies, Inc., a DVD authoring software company, during 2001. From 1997 to 2001, Mr. Rehfeld served as Chairman and Chief Executive Officer of ProShot Golf, Inc. He also served as President and Chief Executive Officer of Proxima Corporation from 1995 to 1997 and as President and Chief Executive Officer of ETAK, Inc. from 1993 to 1995. Mr. Rehfeld is also a director of Local.com Corporation. He is also a past Chairman of the Forum of Corporate Directors in Orange County, California.

Mr. Roberts has been a director of ADC since November, 2008. Since June, 2007, Mr. Roberts has served as Chairman of the Board, President and Chief Executive Officer of Carlisle Companies, a diversified global manufacturing company. Previously he served as Chairman (from April, 2006 to June, 2007) and President and Chief Executive Officer (from June, 2001 to June, 2007) of Graco Inc., a manufacturer of fluid handling systems and components used in vehicle lubrication, commercial and industrial settings. Mr. Roberts is also a director of Franklin Electric Co., Inc.

Mr. Foret has been a director of ADC since February, 2003. From September, 1998 to September, 2002, Mr. Foret served as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc., a commercial airline company. From September, 1998 to September, 2002, he also served as Chairman and Chief Executive Officer of Northwest Airlines Cargo Inc., a subsidiary of Northwest Airlines that specializes in cargo transport. From May, 1998 to September, 1998, Mr. Foret served as a Special Projects Officer of Northwest Airlines, Inc. Prior to that time he served as President and Chief Operating Officer of Atlas Air, Inc. from June, 1996 to September, 1997 and as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. from September, 1993 to May, 1996. Mr. Foret previously held other senior management positions with various companies including Continental Airlines Holdings, Inc. and KLH Computers, Inc. Mr. Foret is also a director of Delta Air lines, Inc., URS Corporation and Nash Finch Company.

Mr. Wunsch has been a director of ADC since 1991. Mr. Wunsch served in executive positions with Harris Bank N. A. and Harris myCFO, Inc., which are subsidiaries of the Bank of Montreal, from March, 2002 through September, 2006. He was an independent consultant in the financial services industry from December, 2001 to March, 2002. He was President and Chief Executive Officer of Family Financial Strategies, Inc., a registered investment advisory company, from 1997 to 2002. From 1990 to 1997, he served as President of Perrybell Investments, Inc., a registered investment advisory company.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis (the “CD&A”) with management. Based on our review and discussions with management, we recommend to the Board that the CD&A be included in this proxy statement and in our Annual Report on Form 10-K for the year ended September 30, 2009.

The Compensation Committee:
John E. Rehfeld, Chair
David A. Roberts
William R. Spivey, Ph.D
Larry W. Wangberg
John D. Wunsch

Compensation Discussion and Analysis

Executive Summary

Our executive compensation programs continue to be guided by the following general principles: (1) providing competitive pay relative to our peers, (2) assuring that a significant portion of executive compensation is tied directly to company performance (3) aligning the interests of our executives with those of our shareowners through the use of equity compensation awards, and (4) utilizing compensation elements that help retain our executives. In using these principles to structure compensation programs we seek to assure that median levels of performance for our company relative to the performance of our peers will result in median levels of compensation relative to that paid to executives of our peers and that above median levels of performance relative to our peers will result in above median levels of compensation relative to that paid to executives of our peers. In structuring compensation programs we also take into account the industry and macro-economic conditions in which we operate as well as the need to provide incentives towards specific financial or operating goals.

Unprecedented industry and macro economic conditions began to impact our business significantly late in fiscal 2008. At the time we were planning compensation for fiscal 2009, we took into account the possibility there would be a prolonged recession and that we would need to monitor our operating costs appropriately. As a result, we made several key decisions regarding compensation for fiscal 2009. Payouts under incentive programs also were impacted by economic and industry conditions in fiscal 2009. For instance:

(1) We reduced the level of salary increases for all of our employees worldwide, including our named executive officers, for fiscal 2009 from the level of increase that we would normally approve.

(2) We did not adjust the number of shares subject to our annual equity grants made in December, 2008 despite the fact our stock price declined significantly between the time we initially determined the number of shares that would be subject to equity award grants and the grant date. As a result, the values of the equity grants that were delivered to our executives were significantly lower than originally planned; and

(3) Annual cash incentive payouts decreased significantly from fiscal 2008 due to our financial performance.

During fiscal 2009, in preparation for the development and implementation of a proactive process to determine the successor to our Chief Executive Officer (“CEO”) and to ensure an orderly transition for this position, we extended the term of the employment contract of our CEO, Mr. Switz, and granted him a performance-based restricted stock award. These actions were designed to retain Mr. Switz, currently age 63, as we prepare to transition his position and to reward him for a successful transition.

At the end of fiscal 2009, we also implemented a special one-time, long-term incentive program that we call the Superior Performance Long Term Incentive Program (the “Superior Performance” program). The

Superior Performance program was developed in light of Board planning concerning the eventual retirement of Mr. Switz as well as the Board’s desire to drive higher levels of performance in the face of a very challenging economic environment. This program has been extended to members of our executive team other than Mr. Switz and will reward them if they significantly improve our financial performance from the level of performance in fiscal 2009. It also provides a significant retention incentive for participating executives. Details of the Superior Performance program are found on page 28 of this proxy statement.

This CD&A will disclose who determines compensation for our executives, the objectives and philosophies of our executive compensation program, the means by which levels of compensation for executives are determined and the elements of compensation we use in our compensation program.

The principal elements of our executive compensation program for fiscal 2009 were:

•	Base salary;

•	Annual, performance-based cash incentives;

•	Long-term incentives;

•	Benefits and perquisites; and

•	A change-in-control severance pay plan and other severance pay arrangements and practices.

The Role of the Compensation Committee

The Compensation Committee reviews and approves executive compensation programs and specific compensation arrangements with the named executive officers. The Compensation Committee is composed entirely of independent outside directors, as currently defined by the SEC and the NASDAQ Global Select Market. A brief summary of the role of the Compensation Committee is found in the section entitled “Corporate Governance and Board Matters” in this proxy statement. For more information on the role and responsibilities of the Compensation Committee, we encourage you to review the Compensation Committee Charter, which is posted on our website at http://investor.adc.com/governance.cfm.

The Role of the Compensation Consultant

The Compensation Committee charter permits the Compensation Committee to engage independent outside advisors to assist the Compensation Committee in the fulfillment of its responsibilities. The Compensation Committee engages an independent executive compensation consultant, who provides it with information, advice and counsel. Typically, the consultant assists the Compensation Committee by independently reviewing:

•	Our executive compensation policies, practices and designs;

•	The mix of compensation established for our named executive officers as compared to our peer group and other selected market survey data;

•	Market trends and competitive practices in executive compensation; and

•	The specific compensation package for our Chairman, President and Chief Executive Officer, Mr. Switz.

F.W. Cook served as independent consultant to the Compensation Committee through July, 2009. Beginning July 21, 2009, the Committee engaged Pearl Meyer & Partners as its independent consultant. The selection and engagement of each consultant was made directly by the Compensation Committee. Neither F.W. Cook nor Pearl Meyer & Partners provide any other compensation or benefit consulting services to ADC.

Throughout fiscal 2009, each of the consultants met periodically with the Compensation Committee in the regularly scheduled committee meetings that occurred during the respective engagement terms for that consultant. Separately, the consultants also met with the Chair of the Compensation Committee and management representatives in preparation for scheduled Compensation Committee meetings. In these preparation meetings, the efficacy of executive compensation programs was discussed, market survey and peer group data were reviewed, and new programs and modifications to existing programs were reviewed. The consultants offered their opinions concerning management recommendations, made their own recommendations and otherwise advised the Compensation Committee concerning executive compensation at ADC, including compensation for Mr. Switz and the other named executive officers. The consultants also advised the Compensation Committee on the composition of the below described peer group. On occasion, the consultants were directed to perform analysis concerning potential new programs or other matters of interest to the Compensation Committee.

The Role of Executive Management in the Process of Determining Executive Compensation

The Compensation Committee makes the final determination of the executive compensation package provided to each of our named executive officers. Mr. Switz makes recommendations to the Compensation Committee and participates in the decisions regarding executive compensation for named executive officers other than himself. Each of these other executives reports directly to Mr. Switz. Ms. Owen, our Vice President and Chief Administrative Officer, is responsible for administering our executive compensation program. Ms. Owen also reviews significant proposals or topics impacting executive compensation with the Compensation Committee. Mr. Mathews, our Chief Financial Officer, is responsible for providing information and analysis on various aspects of our executive compensation plans, including financial analysis relevant to the process of establishing performance targets for our Management Incentive Plan (“MIP”) and our Executive Management Incentive Plan (“EMIP”) as well for performance-based restricted stock unit awards (“PSUs”). Mr. Pflaum, our Vice President and General Counsel, acts as Secretary to the Compensation Committee as well as the full Board and other Board committees. Although members of our management team participate in the process of determining executive compensation at the request of the Compensation Committee, the Compensation Committee also meets regularly in executive session without any members of the management team present. The compensation arrangements for Mr. Switz were approved in such executive sessions.

Key Considerations and Process

Program Objectives and Reward Philosophy

Our Compensation Committee is guided by the following key objectives and reward philosophies in the design and implementation of our executive compensation program:

•	Pay for performance. Our compensation program must motivate our named executive officers to drive ADC’s business and financial results and is designed to reward both near-term performance as well as sustainable performance over a longer period. We believe, the “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realized by the executive is not guaranteed and increases with higher levels of performance or decreases with lower levels of performance) should be the largest component of an executive’s compensation. We seek to balance rewards for both near-term as well as longer-term performance, however, we believe executives are driven to grow our business without undue incentive to take risks that would threaten the long-term sustainability of our business.

•	Competitive pay. Competitive compensation programs are important to attract and retain a high-performing executive team. We believe that total compensation for our executive officers should be within the median range of the total compensation for executives at companies with whom we compete for executive talent. For our named executive officers other than our CEO, the median range is defined as the median of compensation earned by similarly-situated executives employed by companies within our peer group and also those executives employed by companies included in market surveys we analyze plus or minus 20%. For our CEO, the median range is defined as the median of compensation earned by similarly situated executives employed by companies within our peer group plus or minus 20%.

•	Alignment with shareowners. Our executives’ interests must be aligned with the interests of our shareowners. A key objective of our compensation program is to motivate and reward our executives to drive performance which leads to the enhancement of long-term shareowner value. A key compensation element in this regard is the use of equity compensation awards.

•	Retention. Given the volatility of the current worldwide economic situation and the implementation of a leadership succession process over the next two to three years, a critical objective is the retention of our management team to ensure continuity of the business.

Analysis of Risk Taking Behaviors.  In structuring our compensation program we work to balance the above objectives. Thus while we place a strong emphasis on pay for performance, the Compensation Committee strives to structure a program that provides sufficient incentives for executives to drive business and financial results, but not to the point of encouraging excessive and unnecessary risk taking behaviors that would threaten the long-term sustainability of our business. The Compensation Committee helps to ensure this balance is achieved through the following means:

•	Providing executives with competitive base-salaries that typically are within the median range for executives at companies with whom we compete for executive talent. We believe this helps to mitigate risk-taking behaviors while also providing an incentive for executives to retain their employment with us;

•	Generally utilizing a mix of compensation elements that is within the median range for the mix of executive compensation provided by companies in our peer group and market survey data we review. In this regard we believe our compensation programs do not encourage risk taking behaviors in a manner that is materially different from our peers;

•	Reliance upon rigorous business and financial planning processes to establish financial and business performance metrics for incentive plans that, while challenging, are designed to be achievable. We believe the establishment of realistic, achievable targets mitigates the potential that our executives will engage in excessive risk-taking behaviors;

•	Limiting the amount of payouts available to executives under short-term cash based incentive programs such as our EMIP and MIP. By limiting potential payouts under these incentive programs, we believe we mitigate the potential that our executives will engage in excessive risk-taking behaviors;

•	Utilizing ranges of performance to determine the amount of incentive compensation an executive will receive under both short-term and longer-term performance based incentive programs. We believe this approach is less likely to encourage risk-taking behaviors than a measurement that provides the executive with an “all or nothing” basis for compensation;

•	Utilizing a variety of performance measures when structuring short-term and long-term incentive plans as opposed to a single measure that could cause executives to focus their attention on limited aspects of our business performance;

•	Providing executives with long-term equity based compensation awards each year. We believe that as executives accumulate these awards over a period of years they become incented to take actions that promote the longer-term sustainability of our business; and

•	Utilizing stock ownership guidelines that encourage executives to retain a significant long-term position in our common stock and thereby incent them to work to retain the long-term sustainability of our business.

References in the CD&A to “total compensation” refer to the sum of base salary, target annual cash incentives and the fair value of long-term equity incentives on the date of grant. Because SEC rules presently require the value of equity awards disclosed in the Summary Compensation Table on page 33 of this proxy statement to be measured based on the value recognized for financial reporting purposes as opposed to their fair value, the references to total compensation in this proxy statement may not tie to the values found in the Summary Compensation Table and other supplemental tables.

In applying our program objectives and reward philosophies, the Compensation Committee takes into account the following key considerations and uses the following processes:

Competitive Market Assessment.  We regularly conduct a competitive market assessment for each of the primary elements of our executive compensation program. The Compensation Committee does not apply any formulaic approach in setting compensation resulting from the market assessment. Instead, as described above, this information is used to help determine a potential range of compensation, which is then balanced against a variety of other factors in making a final determination of each executive’s compensation. The Compensation Committee used the following sources of information in setting total compensation for fiscal 2009:

•	Compensation Peer Group Information. The Compensation Committee considered executive compensation information from the proxy statements of 19 “peer group” public companies with revenues ranging from $0.5 billion to $4.0 billion. The peer group is composed primarily of communications infrastructure companies. In addition to a comparable revenue range, the selection of companies for inclusion within the peer group was also based upon a consideration of whether each selected company has a comparable range of total assets and market capitalization. Each year, the Compensation Committee reviews the list of companies comprising the peer group and the list can be modified by the Committee. For fiscal 2009, the following companies were included in our comparison peer group for executive compensation purposes:

Fiscal 2009 Comparison Peer Group

3Com Corporation	CommScope, Inc.	Powerwave Technologies
Adtran, Inc.	General Cable Corporation	Quanta Services, Inc.
Amphenol Corporation	Harris Corporation	Superior Essex, Inc.
Arris Group	Hughes Communications, Inc.	Tellabs, Inc.
Avocent Inc.	JDS Uniphase, Inc.	Thomas & Betts Corp.
Belden, Inc.	Molex, Inc.
Ciena Corporation	Polycom, Inc.

•	Aon-Radford Executive Survey. This survey provides base salary and short-term and long-term incentive information for United States-based high-technology and manufacturing companies. The Compensation Committee considers information for companies included in this survey with revenues ranging from $1 billion to $3 billion.

•	Watson Wyatt Survey Report on Top Management. We obtained information from the manufacturing super sector segment of this survey, which includes companies with revenues ranging from $0.5 billion to $2.5 billion. This survey includes data on base salary and short-term and long-term incentive compensation.

•	Hewitt Total Compensation Measurement. Hewitt provides a broad-based comprehensive executive compensation survey in the United States which includes base salary and incentive information. We considered companies in the $1.0 billion to $2.5 billion revenue range within this survey.

•	Mercer U.S. Benchmark Database. Mercer provides a broad-based and comprehensive salary database including financial, human resources and information technology positions at companies with revenues in the $1 to $3 billion range.

•	Buck Consultants’ Summary Trends in Global Equity Compensation. This report is based on a survey of long-term incentive compensation programs at primarily United States-based publicly-held high technology companies that collectively make equity grants in over 35 countries.

Survey sources generally are utilized to supplement compensation peer group data analyzed by our consultants, especially for those officer positions outside the named executive officers where little or no peer data is available. Peer group data is used exclusively in providing a market view for our CEO. For named executive officers other than the CEO, survey data is weighted approximately evenly with available peer group data.

Financial and Strategic Objectives.  Our management team developed our fiscal 2009 annual operating plan and our fiscal 2009 three-year strategic plan, approved by our Board. The Compensation Committee utilizes these financial and strategic plans in the development of compensation plans and performance goals for our named executive officers for the next fiscal year.

Considerations for Mr. Switz.  In fiscal 2009 the total compensation for Mr. Switz was within the median range of chief executive officers of companies within our peer group. The Compensation Committee considers the following additional factors in setting the compensation arrangements for Mr. Switz: An annual assessment of his performance conducted by our Governance Committee (based on evaluations from the entire Board);

•	Mr. Switz’s tenure, skills and experience;

•	The financial and strategic results achieved by ADC for the last fiscal year relative to the pre-established objectives in our annual operating plan and three-year strategic plan;

•	The financial plans and strategic objectives for the next fiscal year; and

•	Other strategic and operational factors critical to the long-term success of our business (e.g. Succession planning and transition).

In determining Mr. Switz’s total compensation for fiscal 2009, the Compensation Committee met with F.W. Cook. The Compensation Committee’s desire was to recognize ADC’s financial performance in fiscal 2008, Mr. Switz’s sustained leadership and contributions to the organization through both positive and negative business cycles, his management of the transition of certain senior executive positions during the past fiscal year and to reinforce the company’s overall compensation philosophy.

The Compensation Committee reviewed analysis by F.W. Cook regarding ADC’s performance relative to our identified peer group. Specific financial and business measures reviewed were company size, profitability on a GAAP net income basis, company growth, and shareholder return all weighted evenly. On this basis, our overall composite performance was deemed to be at approximately the 48th percentile of our peer group and, therefore, within the median range. It also reviewed information concerning Mr. Switz’s total compensation compared to the median range of total compensation of the CEOs of companies within our peer group. Mr. Switz’s total compensation was within the median range.

Considerations for Other Named Executive Officers.  In fiscal 2009 the total compensation of each of our named executive officers other than Mr. Switz was within the median range of similarly situated employees of companies within our peer group and the salary surveys we utilize. The Compensation Committee considers the following factors in setting the compensation arrangements for each of the other named executive officers:

•	Mr. Switz’s assessment of the named executive officer’s individual performance and contributions to ADC’s performance for the most recent fiscal year as well as the performance and contributions made over a sustained period of time (through both positive and negative business cycles);

•	The named executive officer’s tenure, skills and experience as well as any unique talents;

•	ADC’s business and financial performance for the last fiscal year relative to pre-established objectives;

•	The market survey and peer group competitive data described above applicable to the specific position that the named executive officer holds at ADC;

•	Mr. Switz’s recommendations regarding compensation levels for the other named executive officers;

•	Input from the independent consultant retained by the Compensation Committee;

•	An assessment of the named executive officer’s ability to take on additional responsibility in the future; and

•	An evaluation of the skill set of each named executive officer, including an assessment of how effective or unique the skill set is, how difficult it would be to replace the executive and the relative importance of the skill set to the accomplishment of our business objectives.

Application of Objectives and Reward Philosophy to our Fiscal 2009 Executive Compensation Program

Fiscal Year End Change.  As previously announced, we changed our fiscal year end date from October 31st to September 30th effective as of September 30, 2009. As a result, our fiscal 2009 was a shortened (or “transition”) 11-month fiscal year. We therefore modified certain executive compensation elements to ensure congruity with that shorter year. Specifically, the following one-time modifications occurred:

•	Base salary actually paid for fiscal 2009 reflects an 11-month “transition” year. This is reflected in the Summary Compensation Table which appears below.

•	Payouts under our annual EMIP and MIP cash incentive programs are calculated as percentage of salary paid to the participant during the course of the fiscal year. With the transition to a new fiscal year ending September 30th, the eligible salary on which payouts under the incentive program are calculated for each participant cover only 11 months in fiscal 2009 instead of 12 months. Potential payouts under the EMIP and MIP were therefore reduced in fiscal 2009. This is reflected in the Summary Compensation Table.

•	Annual equity compensation awards made in December, 2008 were not adjusted for the shortened fiscal year. However, because our stock price declined significantly between the time we initially determined the guidelines for the number of shares that would be subject to these equity award grants and the grant date, the value of the equity grants that were delivered to our executives were significantly lower than originally planned. Despite this decline in value against our targeted value, we elected not to make an upward adjustment in the number of shares granted as a result of this situation.

•	Perquisite allowances are paid on the same bi-weekly schedule as normal salary. Therefore, during the transition year, the reported allowances will be proportionately lower than in a normal 12-month fiscal year. The amounts shown under “Other Compensation” in the Summary Compensation Table reflect the shortened year.

Compensation tables which show historical data, such as the Summary Compensation Table shown below, show actual compensation based on 12-month fiscal years for fiscal 2007 and 2008. Fiscal 2009 actual compensation reflects the shortened (11-month) transition year.

Compensation Mix.

Fiscal 2009 Compensation Mix.  The table below illustrates the fiscal 2009 mix of total compensation for each of the named executive officers and the allocation between (1) performance- and non-performance based elements of total compensation; (2) annual and long-term elements of performance-based compensation; and (3) cash- and equity-based elements of total compensation.

Fiscal 2009
Total Compensation Mix(1)(2)

			Percent of
			Performance-		Percent of Total
	Percent of Total		Based Total		Compensation
	Compensation That is:		Compensation That is:		That is:
	Performance-	Fixed	Annual	Long-Term	Cash-	Equity-
	Based(3)	(4)	(5)	(6)	Based(7)	Based(8)

Robert E. Switz	83%	17%	21%	79%	35%	65%
James G. Mathews	73%	27%	25%	75%	45%	55%
Patrick D. O’Brien	71%	29%	28%	72%	48%	52%
Laura N. Owen	67%	33%	27%	73%	51%	49%
Richard B. Parran, Jr.	70%	30%	24%	76%	47%	53%

(1)	For purposes of this table, “total compensation” includes the sum of base salary, target annual cash incentive compensation, the face value at grant of full-value shares (including performance-based restricted stock units at target performance) and the present value of stock options used as long-term equity incentive compensation.

(2)	On September 30, 2009 our executives other than Mr. Switz received two long-term incentive awards under our Superior Performance program. These awards included (i) a restricted stock rights agreement pursuant to which if certain performance criteria are met during our fiscal 2011 the executive will be granted a time-based RSU at the end of fiscal 2011 with a further one-year vesting period, and (ii) an RSU that vests in January, 2013. The targeted value of the RSUs that would be issued pursuant to the rights agreements is equal to two times the executive’s base salary as of October 1, 2009. The actual value of the RSUs to be issued pursuant to the rights agreements will be an amount ranging from zero to three times the targeted value depending on the level of our adjusted operating income as a percentage of net sales in fiscal 2011. This table does not reflect the grant of the restricted stock rights agreement as at this time it is uncertain whether and to what extent any RSUs subject to such rights agreement will ever be granted. It does reflect the grant of the RSU that vests in January, 2013.

(3)	Target annual cash incentive value plus long-term incentive value divided by total compensation.

(4)	Base salary divided by total compensation.

(5)	Target annual cash incentive value divided by target annual cash incentive value plus long-term incentive value.

(6)	Long-term incentive value divided by target annual cash incentive value plus long-term equity incentive values.

(7)	Base salary plus target annual cash incentives divided by total compensation.

(8)	Long-term incentive value divided by total compensation.

Analysis.  The compensation mix for our named executive officers in fiscal 2009 was weighted significantly toward performance-based compensation in accordance with our pay for performance reward philosophy. This mix of compensation elements is within the median range for the mix of executive compensation provided by the companies included in our peer group and the market survey data described earlier in this CD&A.

Base Salaries.

Fiscal 2009 Base Salaries.  We pay a competitive base salary to help us attract and retain talented executives. In the second half of fiscal 2008, it became apparent that the world was experiencing a decline into recession. ADC management made the decision to reduce significantly, but not eliminate, salary increases for its employees worldwide. Management also recommended, and the Compensation Committee approved, reduced salary increases for our named executive officers. These actions were a response to that economic decline, and ADC’s desire to manage costs in an uncertain marketplace. Salary increases were reduced significantly instead of eliminated because ADC wanted to take steps to retain an experienced and trained workforce through the global recession. This decision was made for all our employees early in fiscal 2009. Salary increases were effective January 1, 2009.

The amount of the annualized base salary and the year-over-year increase for each of the named executive officers in fiscal 2009 is set forth in the following table:

Fiscal 2009 Base Salary Table

	Fiscal	Fiscal	Annualized Percent
	2008	2009	Increase in 2009

Robert E. Switz	$742,000	$757,000	2.0%
James G. Mathews	$330,000	$340,000	3.0%
Patrick D. O’Brien	$335,500	$345,000	2.8%
Laura N. Owen	$285,000	$291,000	2.1%
Richard B. Parran, Jr.(1)	$250,000	$295,000	18.0%

(1)	Mr. Parran’s base salary reflects a 2% annual salary increase effective 1/12009 and a salary increase of approximately 15.7% implemented upon his appointment as President of our Network Solutions business unit.

In fiscal 2009, Mr. Switz received a 2.0% base salary increase. Annual base salary increases for the other named executive officers were in the range of 2.0% to 3.0%, and the average annual base salary increase for all named executive officers was 2.2% exclusive of the promotional increase provided to Mr. Parran in connection with his appointment as President of our Network Solutions business unit. All of these salary increases were based upon the competitiveness of the executive’s base salary relative to our peer group as well as an assessment of the executive’s performance in fiscal 2008.

Analysis.  Both base salaries as well as the range of annual salary increases for each of our named executive officers in fiscal 2009 fall within the median range of salaries paid by the companies in our peer group and the salary surveys we reviewed and are consistent with our competitive pay philosophy.

Annual Cash Incentives.

Annual Cash Incentive Plans.  The primary objective of our annual incentive plans is to provide annual financial incentives for our executives to achieve our key company-wide and business unit financial and strategic goals. This is consistent with our pay for performance reward philosophy. Our named executive officers participate in one of the following two annual cash incentive plans:

•	The EMIP, with Mr. Switz as its only participant; or

•	The MIP, for all other named executive officers.

Under both the EMIP and the MIP, the Compensation Committee establishes performance goals and determines the payout amounts for each of the named executive officers. Under the MIP, 25% of the target incentive for each executive is based on the achievement of individual performance objectives. These objectives are based on the participant’s organizational role, responsibilities, and job function. The EMIP does not include an individual performance component and has been designed to ensure the tax deductibility of annual incentive payments.

Target Amount of Annual Incentive Payout.  The Compensation Committee reviews and approves an annual incentive target payout amount (which is a dollar amount stated as a percentage of base salary) under the EMIP and MIP for each named executive officer.

Under the MIP, each named executive officer may earn from 0% to 200% of their individual target payout amount. The actual payout amount under the MIP depends on company-wide and business unit financial performance and on the achievement of the individual business objectives. At the end of fiscal 2009, Mr. Switz assessed the performance of each named executive officer (other than himself) against their individual business objectives and made a recommendation to the Compensation Committee on the amount of payout to be made to each of the other named executive officers in relation to his or her individual business objectives. The Compensation Committee approved the final amount of each MIP payout. For the named executive officers other than Messrs. O’Brien and Parran, 75% of the MIP target was based upon company-wide performance goals. For each of Messrs. O’Brien and Parran, 37.5% of his targeted percentage was based upon financial performance of the business unit they oversee and the remaining 37.5% was tied to company-wide financial performance goals. For Mr. Parran’s incentive, approximately one fiscal quarter was weighted based upon his leadership of our Professional Services business unit and three fiscal quarters were based on his role as President of the Network Solutions business unit.

Under the terms of the EMIP, the Compensation Committee establishes a financial threshold that must be achieved as a condition to any incentive payout. The Compensation Committee then has the discretion to lower (but not raise) the amount actually paid under the EMIP if the specified financial threshold is achieved. For purposes of determining the final incentive payout amount under the EMIP for fiscal 2009, the Compensation Committee administered the EMIP such that the payout amount for Mr. Switz was the same as it would have been under the MIP based upon performance against the company-wide financial goals established under the 2009 MIP (as below described).

Fiscal 2009 Incentive Plan Performance Goals and Results.  For fiscal 2009, the performance goals established for the MIP were derived from our annual operating plan, which had targeted revenue and profitability growth at rates higher than the global revenue growth rates expected for our overall industry at the time the plan was established. These performance targets became even more challenging as industry and macro-economic conditions declined during fiscal 2009. The following company-wide performance metrics were used for the 2009 MIP:

•	Adjusted Operating Income: Operating income is a key measure of our overall business success. Adjusted operating income accounted for 75% of each applicable financial performance goal in fiscal 2009. This is calculated as net sales less all expenses incurred to produce our products or deliver our services. Expenses include direct material and labor costs as well as regional and business unit costs, including engineering, sales and marketing expenses, and corporate overhead costs. The calculation of adjusted operating income does not include interest income, interest expense, income tax or other non-operating income. It also excludes restructuring and other one-time expenses that are not reflective of the results of our ongoing business operations.

•	Net Sales: Net sales commonly are used as a key performance measure both in our peer group and among United States public companies in general. Net sales accounted for 25% of each applicable financial performance goal in fiscal 2009. The amount of net sales is determined in accordance with Generally Accepted Accounting Principles (GAAP) for goods shipped or services provided to third party customers, net of returns received and discounts.

The following table sets forth the business goals for the fiscal 2009 MIP and the corresponding financial results for the year:

Fiscal 2009 Incentive Plan Business Performance Goals and Results

			Incentive
	Fiscal 2009	Fiscal 2009	Payout
Metric	Target ($)	Results ($)	Percentage(1)

ADC-Level Net Sales(2)(3)	1,205.0	996.7	0%
ADC-Level Adjusted Operating Income(2)(3)	64.7	11.6	0%
GCS Business Unit Net Sales(4)	984.8	826.3	0%
GCS Business Unit Adjusted Operating Income(4)	83.3	48.3	0%
NS Business Unit Net Sales(5)	126.6	73.4	0%
NS Business Unit Adjusted Operating Income(5)	(17.8)	(42.5)	0%
APS Business Unit Net Sales(6)	131.2	132.4	106.3%
APS Business Unit Adjusted Operating Income(6)	1.6	4.6	173.4%

(1)	This column shows the actual payout percentage relative to the target for each particular business performance metric in the 2009 MIP.

(2)	The combined ADC level metrics accounted for 75% of the total targeted MIP opportunity for Mr. Mathews and Ms. Owen and 37.5% of the total targeted MIP opportunity for Mr. O’Brien and Mr. Parran. For named executive officers other than Mr. Switz, 25% of the incentive plan payout is based on achieving individual performance objectives.

(3)	The combined ADC level metrics accounted for 100% of the EMIP opportunity for Mr. Switz.

(4)	The combined Global Connectivity Solutions (“GCS”) business unit metrics accounted for 37.5% of the total targeted MIP opportunity for Mr. O’Brien.

(5)	The combined Network Solutions (“NS”) business unit metrics accounted for 28.125% of the total targeted MIP opportunity for Mr. Parran.

(6)	The combined ADC Professional Services (“APS”) business unit metrics accounted for 9.375% of the total targeted MIP opportunity for Mr. Parran.

The following table sets forth the fiscal 2009 mix of metrics at target for each named executive officer:

	R. Switz	J. Mathews	P. O’Brien	L. Owen	R. Parran
% of Target Annual Incentive Opportunity	EMIP	MIP	MIP	MIP	MIP

ADC-Level Net Sales	25%	20%	10%	20%	10%
ADC-Level Adjusted Operating Income	75%	55%	27.5%	55%	27.5%
GCS Business Unit Net Sales	0%	0%	10%	0%	0%
GCS Business Unit Adjusted Operating Income	0%	0%	27.5%	0%	0%
NS Business Unit Net Sales	0%	0%	0%	0%	7.5%
NS Business Unit Adjusted Operating Income	0%	0%	0%	0%	20.625%
APS Business Unit Net Sales	0%	0%	0%	0%	2.5%
APS Business Unit Adjusted Operating Income	0%	0%	0%	0%	6.875%
Individual Business Objectives	0%	25%	25%	25%	25%

The following table sets forth the fiscal 2009 awards paid under the MIP and the EMIP to our named executive officers:

Fiscal 2009 Annual Incentive Summary(1)

		Fiscal 2009
		MIP/EMIP	Actual Fiscal 2009
	Fiscal 2009	Target	MIP/EMIP
	Eligible	as a % of	Performance	Fiscal 2009
Name	Base Salary ($)(2)	Base Salary	Results (%)	Award ($)

Robert E. Switz	695,711	100%	0%	0
James G. Mathews	311,808	70%	22.5%	49,110
Patrick D. O’Brien	316,525	70%	23.8%	52,622
Laura N. Owen	267,392	55%	25.0%	36,766
Richard B. Parran, Jr.	260,058	55%	35.5%	50,729

(1)	The full amount of each bonus payment was made in cash under our MIP. Payments under the MIP are calculated based on target incentive opportunity, financial performance relative to pre-established goals and fiscal 2009 eligible base salary.

(2)	Eligible base salary is the amount of base salary paid to the participant during the shortened fiscal year. Base salary for the purposes of the MIP includes paid time off such as vacation, sick pay or PTO (paid-time-off).

Analysis.  The target payout amounts for our MIP are based on a percentage of the participant’s salary. These percentages are within 20 percent of the market medians of short-term incentives paid to individuals holding similar positions at the companies in the market survey data and peer group data that we reviewed for fiscal 2009. As depicted above, the named executive officers, other than Mr. Switz, were awarded payouts ranging from 22.5% to 34.5% of their total targeted MIP payout amount for fiscal 2009. Mr. Switz received 0% of his total targeted EMIP payout amount for fiscal 2009. Consistent with our pay for performance philosophy, for fiscal 2006 through 2008, the payout for performance against goals for the named executive officers has ranged from 0% to 126.11% of the annual target payout amount. The volatile and challenging industry and market conditions in which we operate contributes to significant variations in annual performance against goals and incentive payout amounts against the target level of payout.

Long-Term Incentives.

Program Design for Long-Term Incentives.  We make annual long-term equity incentive awards to our executive officers each year. Historically these awards have been made in December of each year, but with the change in our fiscal year end to September 30th the practice has been changed to occur in November of each year, beginning in fiscal 2010. These awards represent the largest component of the targeted value of the total compensation paid to our named executive officers. The primary objectives of our equity incentive program are to:

•	Align the interests of our executive officers with the interests of our shareowners through stock awards which have multi-year vesting requirements and which provide a significant incentive for executives to focus on increasing long-term shareowner value;

•	Provide a competitive total compensation package based upon our assessment of our peer group and other market survey data described earlier in this CD&A; and

•	Provide a financial incentive to help retain our executives over a multi-year period.

Supplementing the above-noted objectives, in fiscal 2009, two special one-time long-term incentive award programs were implemented. These programs were developed in light of Board planning concerning the eventual retirement of Mr. Switz, currently age 63, and the Board’s desire to drive higher levels of performance in the face of a very challenging economic environment. The first such program consisted of a special grant of PSUs for our CEO, Mr. Switz, and was designed with performance criteria intended to ensure and reward a successful CEO succession planning process under the direction of the Board as well as an effective transition to a successor CEO during the term of the PSUs. The second program is our Special Performance program which is described below in more detail. It provided a grant of (i) a restricted stock rights agreement pursuant to which if certain performance criteria are met during our fiscal 2011 an executive will be granted RSUs at the end of fiscal 2011 with a one-year vesting period, and (ii) RSUs that vest in January, 2013 to retain critical executives through the succession planning and transition process to a successor CEO. Mr. Switz is not a participant in the Superior Performance program.

Long-Term Incentive Awards Impacting Fiscal Year 2009 Executive Compensation.  The following types of equity compensation awards were granted and/or impacted executive compensation in fiscal 2009:

•	Incentive stock options (“ISOs”) and non-qualified stock options. Stock options are a contract between the company and the option holder under which the option holder may purchase a share of ADC stock in the future at a pre-set exercise price. Our stock options are granted on the date that they are approved by the Compensation Committee at an exercise price equal to the final closing price of the stock as reported on the NASDAQ Global Select Market on the date of grant. Stock options granted in fiscal 2009 vest ratably over a four-year period and have a seven-year term. The primary difference between ISOs and non-qualified stock options is the income tax treatment to ADC and the option holder upon exercise. We issued a combination of ISOs and non-qualified stock options in fiscal 2009 to provide potential tax advantages to ADC and our executives to the extent permitted under U.S. income tax regulations. As the potential value ultimately realized by the option holder upon exercise increases with improvement in our stock price, stock options provide incentive for our executives to drive performance leading to increases in long-term shareowner value.

•	Performance-based restricted stock units. A PSU is an award that converts into shares of ADC common stock on a one-for-one basis when certain pre-established vesting criteria are met. Vesting of PSUs is contingent on both continued employment during a three-year vesting period and company-wide achievement of one-year and cumulative adjusted earnings per share (“EPS”) targets during a three-year performance period. Starting with PSUs granted in fiscal 2009, the PSU vesting formula provides that 75% of the value of the PSU grant is earned based upon the achievement of the first year’s EPS target, while the remaining 25% is earned based upon the achievement of the cumulative three-year EPS target. Only earned PSUs vest at the end of the three-year vesting period, subject to continued employment. For grants made prior to fiscal 2009, the PSU vesting formula provides that 100% of the value of the PSU grant is based upon the achievement of the cumulative three-year PSU target. For grants made in fiscal 2009, the EPS target was tied directly to the planned results of our three-year strategic financial plan. When designed, the strategic financial plan for fiscal year 2009 was meant to be a realistic depiction of the three-year financial aspirations of the company which, while challenging, was designed to be achievable. In addition, the PSUs granted during fiscal 2009 have a range of potential payout amounts from 0% to 200% of the targeted value of the awarded PSUs. This is the same as the design of PSUs granted during fiscal 2008. The grants made in fiscal 2006 and 2007 used “cliff” type vesting and have an all or nothing payout design based on achievement of a specified performance target. Due to the three-year vesting period and the general uncertainty regarding the global economy, including the telecommunications industry, the likelihood that the performance target will be achieved may vary greatly from time to time. The company evaluates the likelihood of achieving the performance targets for PSUs at each quarterly financial reporting period.

PSUs Granted During Fiscal 2009.

In fiscal 2009, as part of the goal setting process for PSUs, the Compensation Committee reviewed the planned results of our three-year strategic financial plan, a plan developed by our senior executives and presented to the Board for approval. The Compensation Committee also considered the performance goals for outstanding PSU grants from prior years that have not yet completed the performance vesting period, as well as competitive market practices. At this time, we are not accruing expenses for the fiscal 2009 PSU grants because company performance during fiscal 2009 suggests these PSUs will not vest. Neither the Compensation Committee, nor ADC, can give any assurances that this estimation will remain the same.

On September 30, 2009, the Compensation Committee approved a special one-time grant of 209,832 PSUs to Mr. Switz. The vesting of these restricted stock units is subject to the satisfaction of performance criteria related to the Board’s succession planning and transition process for the Chief Executive Officer position. If the CEO succession planning and transition performance criteria are satisfied, these restricted stock units will vest on December 31, 2011.

PSUs Granted During Fiscal 2008.

At this time, we are not accruing expenses for fiscal year 2008 PSU grants because company performance during the last two fiscal years suggests these PSUs will not vest. Neither the Compensation Committee, nor ADC, can give any assurances that this estimation will remain the same. The Compensation Committee still believes the fiscal 2008 PSU design provides incentive to our executives to continue to drive performance throughout the entire three-year vesting period ending September 30, 2011.

PSUs Granted During Fiscal 2007.

Subject to each recipient’s continued employment with ADC through January 11, 2010, the fiscal 2007 PSUs vested because we achieved a cumulative EPS during the performance period that exceeded the financial performance threshold. An EPS target of $1.62 for the fiscal 2007 PSUs was established by calculating a 6% compounded annual growth rate based on our fiscal 2006 EPS, the baseline year’s actual achievement. The Compensation Committee arrived at the 6% growth rate based on an average U.S. gross domestic product growth rate of 3% plus a forecasted telecommunications infrastructure industry growth rate of 3%. Fiscal 2007 grants of PSUs were made under a similar methodology as those granted in fiscal 2006 using our cumulative adjusted EPS goal. No adjustments were made for the fiscal year 2007 PSU grants due to the change in fiscal year. At the time the PSU awards for fiscal 2007 were granted, the Compensation Committee expressly reserved the discretion to take into account extraordinary circumstances and material unforeseen events that may occur during the performance measurement period when calculating performance against the EPS target. To date, the Compensation Committee has exercised this discretion on three occasions. Once, to exclude a special $10 million contribution by ADC to the ADC Foundation, the proceeds of which will be used for charitable purposes. The second occasion was to exclude the impairment charges and any future recovery of those impairment charges related to auction rate securities held by ADC due to the fact that such charges arise from extraordinary developments in the credit markets and do not reflect the on-going performance of our business operations. The third occasion was to exclude the impairment charges and goodwill associated with writedowns mandated under U.S. GAAP as a result of the sustained decline in ADC’s market capitalization below book value as a result of the global economic crisis. These actions affect performance-based equity and cash unit grants made in fiscal 2007, 2008 and 2009.

•	Time-based restricted stock units. An RSU is an award that converts into shares of ADC common stock on a one-for-one basis once a time-based vesting requirement is met. All RSUs granted in fiscal 2009 vest at the end of a three-year period following the date of grant, provided the executive officer remains employed by ADC during that entire period. These awards are designed primarily to attract and retain senior executives. Because the value of an RSU increases as the market value of our stock increases, RSUs also provide incentive for award recipients to drive performance that leads to improvement in the market value of our stock.

•	Performance-based cash unit. A performance-based cash unit (“PCU”) is an award that converts to cash (U.S. dollars) on a one-for-one basis when the pre-established vesting criteria are met. Vesting of PCUs is contingent on both continued employment during the three-year vesting period and the company-wide achievement of pre-established adjusted EPS targets over one and three-year performance measurement periods. The EPS target is tied directly to the planned results of our three-year strategic financial plan. The PCU vesting formula provides that vesting of 75% of the value of the PCU grant is earned based upon the achievement of the first year’s EPS target, while the remaining 25% is earned based upon the achievement of the cumulative three-year EPS target. Only earned PCUs vest at the end of the three-year vesting period, subject to continued employment. As the PCU targets are based on the three-year strategic financial plan of the company, the targets when set are meant to be a realistic depiction of the three-year financial aspirations of ADC which, while challenging, should be achievable. In addition, the PCUs granted during fiscal 2009 include a payout range from 0% to 200% of the targeted value of the PCU award. At this time, we are not accruing expenses for the fiscal 2009 PCU grants because company performance during fiscal 2009 suggests these PCUs will not vest. Neither the Compensation Committee, nor ADC, can give any assurance that this estimation will remain the same.

•	Superior Performance Long-Term Incentive Program. At the end of fiscal 2009, our Compensation Committee approved the grant of performance-based rights awards as well as time-based restricted stock units under the Superior Performance program. The Superior Performance program is a special one-time program that was developed in light of Board planning concerning the eventual retirement of Mr. Switz as well as the Board’s desire to drive higher levels of performance in the face of a very challenging economic environment. Our named executive officers (other than the CEO) and other key executives are participants in this program. This program is intended to incent and reward superior business performance and also provide a retention incentive over the next three fiscal years. Under the Superior Performance program, participants have the opportunity to earn RSUs (or, at the discretion of the Compensation Committee, restricted cash units) through the achievement of financial performance that is significantly higher than our recent levels of financial performance. The performance criteria for this program will be measured on operating income as a percentage of net sales, adjusted for certain items. Depending on the level of ADC’s adjusted operating income percentage for fiscal 2011, participants can earn a grant of RSUs (or restricted cash units) with a value at the time of grant ranging from zero to three times a specified targeted award value. The specified target award value for each participant is an amount equal to two times the participant’s base salary at the time the program was implemented. The actual number of RSUs issued will be calculated based upon the value of our common stock on the date the RSUs are issued following the determination of ADC’s actual adjusted operating income percentage for fiscal 2011. Upon issuance, these RSUs (or restricted cash units) would then be further subject to time-based vesting until January 2, 2013, the intent of which is to ensure the sustainability of performance achieved during fiscal 2011. By including a further time-based vesting requirement following the achievement of the performance criteria in fiscal 2011, our Committee intended to ensure that the participants in the plan are incented to achieve superior financial performance that can be sustained over a longer period of time. We presently are not accruing expenses for these restricted stock rights as the level of financial performance in fiscal 2011 is very uncertain at this time.

Participants in the Superior Performance program also received an award of RSUs that are subject to time-based vesting requirements tied to continued employment with the company until January 2, 2013. This grant is intended to provide a retention incentive for key executives as we move forward through a very challenging environment and with the prospect of the eventual future transition of our CEO.

Equity Choice Program.  In fiscal 2008, we began to offer our executives the ability to indicate a preference among a defined mix of different types of equity compensation awards under a program we call “equity choice.” Our named executive officers (other than Mr. Switz) as well as approximately 100 of our senior managers are eligible to participate in the equity choice program. For fiscal 2009, our named executive officers, other than Mr. Switz, were able to indicate a preference for their individual annual equity grants to be made in the form of: (i) 100% stock options; (ii) a mix of one-half stock options and one-half PSUs in approximately equal amounts by value; (iii) a mix of one-third stock options, one-third PSUs and one-third RSUs in approximately equal amounts by value; (iv) a mix of one-half stock options and one-half RSUs in approximately equal amounts by value; (v) a mix of one-half RSUs and one-half PSUs in approximately equal amounts by value; (vi) a mix of one-half RSUs and one-half PCUs in approximately equal amounts by value; or (vii) a mix of one-half PSUs and one-half PCUs in approximately equal amounts by value. In fiscal 2008, our named executive officers only had three options from which to choose. Under the equity choice program, we value an RSU the same as we value a PSU and we value both RSUs and PSUs higher than we value a stock option. Therefore to deliver the same targeted value, a recipient would receive a lower number of RSUs and/or lower number of PSU’s when compared to stock options. We value PCUs lower than PSUs, RSUs or stock options because PCUs are converted to cash on vesting which is not subject to the volatility of our stock price.

After a named executive officer indicates his or her preference under the equity choice program, our Compensation Committee makes the final determination of the actual amount and form of equity compensation awards made to the named executive officer. This equity choice program is intended to recognize that each participant has unique financial circumstances and personal preferences. We believe that this equity choice program differentiates ADC as an attractive and innovative employer and will enhance our efforts to retain and attract superior executive talent.

For fiscal 2009, the named executive officers received ongoing equity awards in the following percentages based upon their stated preference for one of the seven long-term equity configurations (except for the CEO who does not participate in our equity choice program):

Fiscal 2009 Equity Award Percentages at Time of Grant (1)

1/4 Options,
1/4 RSUs,
	100% Stock	1/4 PSUs,	50% Options,	50% Options,	50% RSUs,	50% RSUs,	50% PSUs,
	Options	1/4 PCUs	50% PSUs	50% RSUs	50% PSUs	50% PCUs	50% PCUs

Robert E. Switz(2)	X	—	—	—	—	—	—
James G. Mathews	X	—	—	—	—	—	—
Patrick D. O’Brien	—	—	—	X	—	—	—
Laura N. Owen	—	—	—	X	—	—	—
Richard B. Parran, Jr.	—	—	—	X	—	—	—

(1)	Reflects the percentage allocation for annual equity awards in fiscal 2009. This chart does not reflect RSU awards made as part of the Superior Performance program at the end of fiscal 2009 or Mr. Switz’s special PSU related to succession planning.

(2)	Mr. Switz does not participate in our equity choice program. The configuration of his annual equity grant is determined solely by the Compensation Committee.

Analysis.  Our long-term incentives are consistent in value with those offered by our competition based on our analysis of both market survey information and our peer group when amortized over the term of the grant. The equity compensation awards made to Mr. Switz in fiscal 2009 were made based upon an analysis presented by our independent advisors and a determination by the Compensation Committee that the grants established total compensation within a desired median range of total compensation of the CEOs of companies within our peer group. The Compensation Committee believes these grants recognized Mr. Switz’s financial management of ADC and provided him with significant motivation for future success. The specific numbers of stock options, PSUs and RSUs that were granted to each of our named executive officers in fiscal 2009 are set forth in the table entitled “Fiscal 2009 Grants of Plan-Based Awards” in the executive compensation tables found later in this proxy statement.

Employment Agreement with Robert E. Switz.

On July 1, 2009 we entered into an extension and amendment (the “Extension”) to the existing employment agreement with our CEO, Mr. Switz. The extension of the term of the existing agreement reflects our Board’s desire to provide stability in the direction and management of ADC through a challenging economic environment. It also reflects our Board’s intent to act proactively in the area of succession planning in response to the prospect of the eventual future retirement of Mr. Switz, currently age 63. Mr. Switz has agreed with the Board to remain with ADC at least until the end of 2011 or, if sooner, until the end of a transition period following the appointment of a successor CEO. Through continued performance as CEO for the agreed period under the Extension, Mr. Switz would earn the right to receive a one-time payment and acceleration of equity compensation awards that have not vested previously at the time of his retirement. Under this Extension, should Mr. Switz’s employment be terminated (1) by the company without cause; (2) by Mr. Switz for good reason; or (3) by Mr. Switz’ retirement after the date specified in the Extension, he shall receive a severance payment in the amount of $3,275,000. This amount replaces the previously existing formula-driven approach for calculating severance payments in his previous agreement.

Executive Stock Ownership Guidelines.

The Compensation Committee also maintains ADC stock ownership targets for executive officers as another means of aligning the interests of the named executive officers and the interests of our shareowners. The stock ownership targets for our named executive officers are expressed as a fixed number of shares, which represent the targeted number of shares that each named executive officer is to own over time. For equity compensation awards made since fiscal 2004, the Compensation Committee instituted a requirement that each executive officer must hold at least 50% of shares received upon the exercise of stock options and the vesting of PSUs and RSUs (after reduction for the payment of taxes and the exercise costs) until such time as the targeted stock ownership level is achieved by the executive.

Officer	Target Ownership of Shares (#)(1)

Robert E. Switz	122,857
James G. Mathews	30,000
Patrick D. O’Brien	30,000
Laura N. Owen	24,285
Richard B. Parran, Jr.	24,285

(1)	For purposes of this policy, “ownership” is defined to include shares of our common stock acquired and currently held through open market purchases, our 401(k) Plan, and our 401(k) Excess Plan. The policy excludes all shares that are not fully vested.

Executive Severance Pay.

The levels of severance pay and benefits that may be provided under our severance pay arrangements and practices are intended to be competitive with market practices. The Compensation Committee periodically reviews market practices, considers emerging trends, and has the authority to amend these arrangements prospectively. Our Compensation Committee believes that severance pay and benefits are important elements of a total compensation program designed to attract and retain senior executives. Executive severance pay, including our Executive Change-in-Control Severance Pay Plan, is described in detail in the section entitled “Employment, Severance, and Change in Control Arrangements” beginning on page 40 of this proxy statement.

Executive Benefits and Perquisites.

Primary Benefits.  Our named executive officers are eligible to participate in the same employee benefit plans in which all other eligible U.S. regular employees participate. These plans include medical, dental, life insurance, disability and a qualified retirement savings plan. We also maintain a nonqualified savings plan in which our named executive officers are eligible to participate. This nonqualified plan has the same general plan features and benefits as our qualified retirement plan and is designed for all United States salaried employees who are affected by tax law limits on compensation, contributions and/or deductions.

Cash Allowance in lieu of Perquisites.  For a number of years, we have provided each named executive officer with an annual cash allowance in lieu of providing the perquisites available at many other companies. In fiscal 2009, we provided our named executive officers with an annual executive allowance that could be used at their discretion for any purpose, including for various professional services (such as financial counseling, tax preparation, estate planning and investment advice), club membership, automobile purchase/lease, or home security systems and services. The specific allowance amount paid to each of the named executive officers in fiscal 2009 is reflected in the Summary Compensation Table found on page 33 of this proxy statement.

Other Perquisites.  In addition to a cash allowance for Mr. Switz, we reimburse his membership fees to a country club pursuant to the terms of his employment agreement. We also allow Mr. Switz periodic use of a leased company fleet vehicle for which we pay lease maintenance and registration fees and Mr. Switz pays all operating costs. All officers are provided with business liability insurance paid for by the company.

Charitable Donation Program.  Our named executive officers may participate in our CLIC Program. Under the CLIC Program, we will make a charitable contribution of up to $5,000 in any one year period to a charitable organization in which a named executive officer actively is involved.

Analysis.  Based on our analysis of market surveys and peer group data and input from our compensation consultant, we believe the overall value of our benefit plans and perquisites is competitive with market practices.

Accounting, Tax and Financial Considerations.

The Compensation Committee carefully considers the accounting, tax and financial consequences of the executive compensation and benefit programs implemented by ADC. The following are some of the more important considerations we took into account when implementing our compensation programs for fiscal 2009:

•	Our 1991 Global Stock Incentive Plan, as amended (the “1991 GSIP”) was designed to allow for tax-deductibility of stock option awards under Section 162(m) of the Internal Revenue Code. At our 2008 annual shareowners’ meeting, our shareowners approved a new global stock incentive plan, which we refer to as our 2008 Global Stock Incentive Plan (“2008 GSIP”). For fiscal 2009, we also designed the EMIP under our 2008 GSIP to allow for the tax-deductibility of annual cash incentive awards to the participating executive, Mr. Switz. Payments made under the plan in fiscal 2009 were tax deductible. We have taken steps to ensure that our Pension Excess Plan, 401(k) Excess Plan, Change in Control Severance Plan, and Mr. Switz’s employment agreement comply with the recently implemented regulations on non-qualified deferred compensation under Section 409A of the Internal Revenue Code.

•	The Compensation Committee uses a mix of stock options, PSUs, RSUs and, under our Superior Performance program, performance based RSU rights as long-term equity compensation. A long-term cash component is provided utilizing PCUs. The timing and amount of expense recorded for each of these various forms of equity awards will vary depending on the requirements of SFAS 123(R). The use of these various forms of long-term equity compensation awards for each of our named executive officers is discussed in greater detail earlier in this CD&A.

Executive Compensation Changes Anticipated in Fiscal 2010.

We have implemented certain changes to our executive compensation program for fiscal 2010 to assist our efforts to remain industry competitive and effectively manage costs. The primary changes for fiscal 2010 include:

•	Due to the ongoing macro-economic situation worldwide and its affect on ADC’s business and financial results, fiscal 2010 salary increases for our senior management team is limited to a pool of 2% of their aggregate base salaries for fiscal 2009.

•	For fiscal 2010, management has recommended and the Compensation Committee has approved that a portion of our EMIP and MIP annual incentive programs shall be based on a key performance indicator, or KPI. The KPI is a performance metric that may be used at the discretion of the Compensation Committee to drive executive behavior and/or business and financial results. The focus of the metric may change from year-to-year or it may not be utilized. For fiscal 2010, the Compensation Committee has approved a KPI metric for a reduction in overall ADC operating expenses which will be weighted at 25% of the participant’s EMIP or MIP target. For fiscal 2010, our CEO’s EMIP is constructed with the following weights: 25% net sales, 25% ADC operating expense cost reduction and 50% proforma operating income. For other named executive officers, their MIP weightings are: 25% net sales, 25% ADC operating expense cost reduction, 25% individual performance and 25% proforma operating income.

•	As discussed in detail later in this proxy statement, we are proposing that our shareowners approve a new 2010 global stock incentive plan to replace our 2008 GSIP.

Summary Compensation Table

The following table shows the cash and non-cash compensation for the last three fiscal years awarded to, earned by or paid to individuals who served as our chief executive officer or chief financial officer and each of our three other most highly compensated executive officers during fiscal 2009 (collectively, the “named executive officers”).

Summary Compensation Table (1)

							Change in
							Pension
							Value and
							Nonqualified
						Non-equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year		($)(2)	($)(3)(4)	($)(3)	($)(5)	($)(6)	($)(7)	($)

Robert E. Switz	2009	(7)	695,711	1,429,220	1,098,045	—	6,537	76,169	3,305,683
Chairman, Chief Executive	2008		742,415	2,444,830	1,059,179	673,205	5,180	109,740	5,034,440
Officer and President	2007		703,269	1,468,156	960,740	886,822	2,975	54,224	4,076,185
James G. Mathews	2009	(7)	311,808	158,364	206,106	49,110	—	29,153	754,541
Vice President and	2008		329,231	266,916	111,644	208,001	—	38,567	954,358
Chief Financial Officer	2007		274,246	91,126	77,801	204,485	—	19,477	667,135
Patrick D. O’Brien	2009	(7)	316,525	235,161	193,019	52,622	—	28,204	825,352
Vice President, President,	2008		335,435	357,445	181,021	211,235	—	43,892	1,129,028
Global Connectivity Solutions	2007		317,673	182,469	182,320	222,594	—	28,623	933,679
Laura N. Owen	2009	(7)	267,392	148,510	168,691	36,766	—	21,558	642,918
Vice President and	2008		284,050	309,793	163,676	142,907	—	30,679	931,105
Chief Administrative Officer	2007		264,096	142,403	155,981	183,164	—	17,786	763,430
Richard B. Parran, Jr.	2009	(7)	260,058	171,566	132,674	50,729	—	24,860	639,888
Vice President and	2008		250,021	183,267	106,584	97,175	—	22,907	659,955
President, Network Solutions	2007		235,904	114,203	98,506	121,443	—	16,906	586,962

(1)	Salary, Non-equity Incentive Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings and All Other Compensation amounts represented in the Summary Compensation Table above reflect payments made to the named executive officers during fiscal 2009, an 11-month, shortened transition fiscal year. In addition, on September 30, 2009 our executives other than Mr. Switz received two equity award grants under our Superior Performance program. These awards included (i) a restricted stock rights agreement pursuant to which if certain performance criteria are met during our fiscal 2011 the executive will be granted a time-based RSU at the end of fiscal 2011 with a one-year vesting period, and (ii) an RSU that vests in January, 2013. The targeted value of the RSUs that would be issued pursuant to the rights agreements is equal to two times the executive’s base salary as of October 1, 2009. The actual value of the RSUs to be issued pursuant to the rights agreements will be an amount ranging from zero to three times the targeted value depending on the level of our adjusted operating income as a percentage of net sales in fiscal 2011. This table does not reflect the grant of the restricted stock rights agreement as at this time it is uncertain whether and to what extent any RSUs subject to such rights agreement will ever be granted. It does reflect the grant of the RSUs that vest in January, 2013.

(2)	Includes amount deferred at the election of the named executive officer pursuant to the ADC Telecommunications, Inc. Retirement Savings Plan and the ADC Telecommunications, Inc. 401(k) Excess Plan.

(3)	The amounts in these columns are calculated based on SFAS 123(R) and reflect the dollar amount recognized in each fiscal year for financial statement reporting purposes for awards granted in that fiscal year and in prior fiscal years. Assumptions used in the calculation of these amounts generally are discussed in footnote 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, but do not include forfeitures.

(4)	In the first quarter of fiscal 2008, a determination was made to expense the PSUs we granted to employees in December, 2005 covering the performance period of fiscal 2006, 2007 and 2008. This decision was based on our belief that these PSUs, which vest on an all-or-nothing basis, would vest due to our financial estimates for fiscal 2008. This action primarily accounts for the significant differential in fiscal 2007 to fiscal 2008 stock award compensation for the named executive officers. Additionally, PSUs for the three-year performance period beginning November 1, 2006, which also vest on an all-or-nothing basis, will vest in January, 2010 based on performance through October 31, 2009. These PSUs have been expensed more consistently over the performance period than the PSUs granted in December, 2005. PSUs granted for fiscal 2008 and 2009 have a variable payout opportunity for participants and, based on our assessment of their likelihood to achieve threshold performance, are not being expensed until such time as our financial forecasts indicate a need to change that methodology.

(5)	All of the annual cash incentives paid to the named executive officers are performance-based. As a result of actual financial business performance against pre-established goals, each of the named executive officers earned awards under our MIP (or in Mr. Switz’s case, the EMIP) as depicted on the Fiscal 2009 Annual Incentive Summary table earlier in the CD&A. Cash incentive awards for fiscal 2009 earned under the EMIP and MIP were paid in December, 2009.

(6)	The amount in this column reflects the actuarial increase in the present value of the named executive officer’s benefits under the ADC Telecommunications, Inc. Pension Excess Plan, which utilizes the mortality table prescribed in Section 417(e)(3) of the Internal Revenue Code at 4.0%. We do not have any above market earnings under our nonqualified deferred compensation plan.

(7)	Amounts shown in this column include the information detailed in the following table:

Fiscal 2009 All Other Compensation

	Company	Company
	Match on	Match on		Reimbursement
	Qualified	401(k)	Perquisite	Of Club
	401(k)	Excess	Allowance	Dues and	Other
Name	Plan ($)	Plan ($)	($)(1)	Fees ($)	($)(2)	Totals ($)

Robert E. Switz	7,089	33,717	21,969	6,805	6,588	76,169
James G. Mathews	6,262	8,244	14,646	—	—	29,153
Patrick D. O’Brien	5,075	8,483	14,646	—	—	28,204
Laura N. Owen	6,706	5,603	9,154	—	95	21,558
Richard B. Parran, Jr.	7,206	3,501	9,154	—	5,000	24,860

(1)	Allowance paid to named executive officers in lieu of providing them with certain perquisites. See page 31 of the CD&A for further discussion of the allowances paid.

(2)	The amount for Mr. Switz represents the aggregate incremental cost to the company of an ADC fleet vehicle. The amounts for Mr. Parran represent a charitable contribution made by ADC on his behalf under the CLIC Program. The amounts for Ms. Owen represent a matching gift under our Matching Gift Program.

Grants of Plan-Based Awards

The following table summarizes the fiscal 2009 grants of equity and non-equity plan-based awards to the named executive officers. All of these equity and non-equity plan-based awards were granted under our 2008 GSIP, EMIP and 2009 MIP.

Fiscal 2009 Grants of Plan-Based Awards

										All Other	All Other
										Stock	Option		Grant
										Awards:	Awards:	Exercise	Date Fair
				Estimated Future			Estimated Future			Number	Number of	or Base	Value
				Payouts Under Non-Equity			Payouts Under Equity			of Shares	Securities	Price of	of Stock
			Date of	Incentive Plan Awards			Incentive Plan Awards			of Stock	Underlying	Option	and
	Grant		Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date		Action	($)(1)	($)(1)	($)(1)	(#)(2)	(#)(2)	(#)(2)	(#)(3)(6)	(#)(4)	($/Sh)	Awards(5)

Robert E. Switz	n/a		n/a	—	695,711	2,087,133	—	—	—	—	—	—	—
	12/23/2008		12/23/2008	—	—	—	—	—	—	—	20,621	4.85	52,812
	12/23/2008		12/23/2008	—	—	—	—	—	—	—	405,379	4.85	1,038,213
	9/30/2009		9/30/2009	—	—	—	—	209,832	209,832	—	—	8.34	1,749,999
James G. Mathews	n/a		n/a	—	218,266	436,531	—	—	—	—	—	—	—
	12/15/2008		12/15/2008	—	—	—	—	—	—	—	20,622	4.85	52,815
	12/15/2008		12/15/2008	—	—	—	—	—	—	—	129,378	4.85	331,349
	9/30/2009	(6)	9/30/2009	—	—	—	—	—	—	37,777	—	8.34	315,060
Patrick D. O’Brien	n/a		a/a	0	221,568	443,135	—	—	—	—	—	—	—
	12/15/2008		12/15/2008	—	—	—	—	—	—	—	17,050	4.85	43,667
	12/15/2008		12/15/2008	—	—	—	—	—	—	—	50,450	4.85	129,207
	12/15/2008		12/15/2008	—	—	—	—	—	—	27,000	—	4.85	130,950
	9/30/2009	(6)	9/30/2009	—	—	—	—	—	—	38,333	—	8.34	319,697
Laura N. Owen	n/a		n/a	0	147,066	294,132	—	—	—	—	—	—	—
	12/15/2008		12/15/2008	—	—	—	—	—	—	—	9,381	4.85	24,026
	12/15/2008		12/15/2008	—	—	—	—	—	—	—	28,119	4.85	72,015
	12/15/2008		12/15/2008	—	—	—	—	—	—	15,000	—	4.85	72,750
	9/30/2009	(6)	9/30/2009	—	—	—	—	—	—	32,333	—	8.34	269,657
Richard B. Parran, Jr.	n/a		n/a	0	143,032	286,064	—	—	0	—	—	—	—
	12/15/2008		12/15/2008	—	—	—	—	—	0	—	15,346	4.85	39,303
	12/15/2008		12/15/2008	—	—	—	—	—	0	—	22,154	4.85	56,738
	12/15/2008		12/15/2008	—	—	—	—	—	0	15,000	—	4.85	72,750
	1/30/2009		1/30/2009	—	—	—	—	—	0	—	7,500	5.07	20,079
	1/30/2009		1/30/2009	—	—	—	—	—	0	—	7,500	5.07	20,079
	1/30/2009		1/30/2009	—	—	—	—	—	0	6,000	—	5.07	30,420
	9/30/2009	(6)	9/30/2009	—	—	—	—	—	0	32,777	—	8.34	273,360

(1)	Represents the possible payout amounts under our EMIP and MIP for fiscal 2009. The actual cash incentive payout amounts for fiscal 2009 are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	The awards reflected in this column are PSUs that have a three-year performance period from November 1, 2008 through September 30, 2011, vest on January 9, 2012 and were granted pursuant to our 2008 GSIP. Vesting of PSUs is contingent on both continued employment during the vesting period and the achievement by ADC of one- and three-year cumulative adjusted EPS target over the three-year performance measurement period. If the named executive officer’s employment terminates during the performance period as a result of death or disability, a pro-rata portion will be awarded as soon as administratively feasible after termination of employment. If the award recipient’s employment terminates during the performance period as a result of retirement, involuntary job elimination or due to divestiture of a company business unit, a pro-rata portion will be awarded only if the performance measure is achieved by the company by the end of the performance period. In the event of a change in control of the company, the award will vest in full.

(3)	The awards reflected in this column are RSUs granted that have a three-year vesting period. The RSUs vest in full on December 15, 2011. If the named executive officer’s employment terminates prior to the vesting date as a result of death or disability, a pro-rata portion will be awarded as soon as administratively feasible after termination of employment. If the named executive officer’s employment terminates prior to the vesting date as a result of retirement, involuntary job elimination or due to divestiture of a company business unit, a pro-rata portion will be awarded by the company by the end of the scheduled vest date. In the event of a change in control of the company, the award will vest in full.

(4)	The stock options reflected in this column were granted pursuant to our 2008 GSIP and vest in 25% increments on each of December 15, 2009, December 15, 2010, December 15, 2011 and December 15, 2012, as long as the named executive officer is still an employee as of these dates. The entire option will be fully vested as of December 15, 2012. The smaller value relates to those options granted as Incentive Stock Options within the meaning of Section 422.

(5)	ADC utilizes the Black — Scholes methodology to value its stock options granted to named executive officers. The assumptions were: exercise price based on closing price of the date of grant, seven year term, 4.6 years average time to exercise, 4.00% risk-free interest rate, and dividend yield of 0%. The calculated Black-Scholes co-efficient was 0.42806.

(6)	The values listed for the grants made to executives other than Mr. Switz on September 30, 2009 are time-based RSUs which vest on January 2, 2013 as part of our Superior Performance program. In addition, on September 30, 2009 each of the named executive officers other than Mr. Switz were granted a rights agreement under the Superior Performance program. Pursuant to these rights agreements, if certain performance criteria are met during fiscal 2011 each executive will be granted RSUs with a one-year resting period. The targeted value of the RSUs to be issued pursuant to the rights agreements is equal to two times the executive’s base salary as of October 1, 2009. The actual value of the RSUs to be issued under the Rights Agreements will be an amount ranging from zero to three times the targeted value depending on the level of our adjusted operating income as a percentage of net sales in fiscal 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the unexercised stock options, unvested RSUs, and unvested PSUs held as of September 30, 2009 by the named executive officers

Outstanding Equity Awards at Fiscal Year-End

								Stock Awards(1)
													Equity
													Incentive
											Equity		Plan
											Incentive		Awards:
											Plan		Market
								Number			Awards:		or Payout
								of			Number of		Value of
		Option Awards(1)						Shares		Market	Unearned		Unearned
		Number of		Number of				or Units		Value of	Shares,		Shares,
		Securities		Securities				of Stock		Shares or	Units or		Units or
		Underlying		Underlying				That		Units of	Other		Other
		Unexercised		Unexercised		Option		Have		Stock That	Rights That		Rights That
		Options		Options		Exercise	Option	Not		Have Not	Have Not		Have Not
		(#)		(#)		Price	Expiration	Vested		Vested	Vested		Vested
Name	Grant Date	Exercisable		Unexercisable		($)	Date	(#)(2)		($)(3)	(#)(4)		($)(3)

Robert E. Switz	11/1/1999	21,428		0		83.78	11/1/2009	—		—	—		—
	10/29/1999	5,060		0		83.46	10/29/2009	—		—	—		—
	10/31/2000	5,686		0		149.63	10/31/2010	—		—	—		—
	11/1/2000	18,571		0		155.31	11/1/2010	—		—	—		—
	5/31/2001	21,428		0		53.76	5/31/2011	—		—	—		—
	11/1/2001	51,833		0		30.59	11/1/2011	—		—	—		—
	11/27/2002	96,285		0		15.82	11/27/2012	—		—	—		—
	8/29/2003	171,428		0		17.43	8/29/2013	—		—	—		—
	12/16/2004	142,856	(5)	0		18.76	12/16/2014	—		—	—		—
	12/15/2005	93,750	(5)	31,250	(5)	23.91	12/15/2015	—		—	—		—
	12/18/2006	70,000	(9)	70,000	(9)	14.59	12/18/2013	—		—	—		—
	12/17/2007	35,000	(9)	105,000	(9)	17.76	12/17/2014	—		—	—		—
	12/23/2008	—		426,000	(9)	4.85	12/23/2015	—		—	—		—
	12/18/2006	—		—		—	—	—		—	70,000	(7)	583,800
	12/18/2006	—		—		—	—	225,000		1,876,500	—		—
	12/17/2007	—		—		—	—	—		—	70,000	(8)	583,800
	9/30/2009	—		—		—	—	—		—	209,832	(11)	1,749,999
James G. Mathews	12/30/2005	10,500	(5)	3,500	(5)	22.39	12/30/2015	—		—	—		—
	12/18/2006	6,800	(9)	6,800	(9)	14.59	12/18/2013	—		—	—		—
	4/30/2007	7,000	(9)	7,000	(9)	18.40	4/30/2014	—		—	—		—
	12/17/2007	8,375	(9)	25,125	(9)	17.76	12/17/2014	—		—	—		—
	12/15/2008	0		150,000	(9)	4.85	12/15/2015	—		—	—		—
	12/18/2006	—		—		—	—	—		—	2,800	(7)	23,352
	12/18/2006	—		—		—	—	2,800		23,352	—		—
	12/17/2007	—		—		—	—	—		—	6,717	(8)	42,586
	4/30/2007	—		—		—	—	11,000		91,740	—		—
	4/30/2007	—		—		—	—	—		—	11,000	(7)	91,740
	12/17/2007	—		—		—	—	—		—	16,750	(8)	139,695
	9/30/2009	—		—		—	—	37,777	(10)	315,060

Patrick D. O’Brien	11/27/2002	21,428		0		15.82	11/27/2012	—		—	—		—
	12/30/2003	18,530		0		19.67	12/30/2013	—		—	—		—
	3/3/2004	12,500	(5)	0		20.44	3/3/2014	—		—	—		—
	12/16/2004	15,457	(5)	0		18.76	12/16/2014	—		—	—		—
	12/15/2005	13,500	(5)	4,500	(5)	23.91	12/15/2015	—		—	—		—
	12/29/2003	16,304		0		19.81	12/29/2010	—		—	—		—
	12/18/2006	16,600	(9)	16,600	(9)	14.59	12/18/2013	—		—	—		—
	12/17/2007	5,584	(9)	16,749	(9)	17.76	12/17/2014	—		—	—		—
	12/15/2008			67,500	(9)	4.85	12/15/2015
	3/3/2004	—		—		—	—	—		—	—		—
	12/18/2006	—		—		—	—	16,600		138,444	—		—
	12/18/2006	—		—		—	—	—		—	16,600	(7)	138,444
	12/17/2007	—		—		—	—	7,444		62,083	—		—
	12/17/2007	—		—		—	—	—		—	11,167	(8)	93,133
	12/15/2008	—		—		—	—	27,000		225,180	—		—
	9/30/2009	—		—		—	—	38,333	(10)	319,697	—		—
Laura N. Owen	11/1/2001	11,757		0		30.59	11/1/2011	—		—	—		—
	11/27/2002	22,856		0		15.82	11/27/2012	—		—	—		—
	3/3/2004	9,500		0		20.44	3/3/2014	—		—	—		—
	12/16/2004	12,099	(5)	0		18.76	12/16/2014	—		—	—		—
	12/15/2005	13,500	(5)	4,500	(5)	23.91	12/15/2015	—		—	—		—
	12/29/2003	48,006		0		19.81	12/29/2010	—		—	—		—
	12/18/2006	13,000	(9)	13,000	(9)	14.59	12/18/2013	—		—	—		—
	12/17/2007	6,000	(9)	18,000	(9)	17.76	12/17/2014	—		—	—		—
	12/15/2008	—		37,500	(9)	4.85	12/15/2015	—		—	—		—
	12/18/2006	—		—		—	—	13,000		108,420	—		—
	12/18/2006	—		—		—	—	—		—	13,000	(7)	108,420
	12/17/2007	—		—		—	—	—		—	12,000	(8)	100,080
	12/15/2008	—		—		—	—	15,000		125,100	—		—
	9/30/2009	—		—		—	—	32,333	(10)	269,657	—		—
Richard B. Parran, Jr.	11/27/2002	8,571				15.82	11/27/2012	—		—	—		—
	3/3/2004	3,714	(5)	—		20.44	3/3/2014	—		—	—		—
	12/16/2004	6,385	(5)	—		18.76	12/16/2014	—		—	—		—
	12/15/2005	4,875	(5)	1,625		23.91	12/15/2015	—		—	—		—
	3/31/2006	3,375	(9)	1,125	(9)	25.82	3/30/2016	—		—	—		—
	12/18/2006	11,850	(9)	11,850	(9)	14.59	12/18/2013	—		—	—		—
	12/29/2003	12,591	(9)			19.81	12/29/2010	—		—	—		—
	12/17/2007	4,000	(9)	12,000	(9)	17.76	12/17/2014	—		—	—		—
	12/15/2008	—		37,500	(9)	4.85	12/15/2015	—		—	—		—
	1/30/2009	—		15,000	(9)	5.07	1/30/2016	—		—	—		—
	12/18/2006	—		—		—	—	11,850		98,829	—		—
	12/18/2006	—		—		—	—	—		—	11,850	(7)	98,829
	12/17/2007	—		—		—	—	5,333		44,447	—		—
	12/17/2007	—		—		—	—	—		—	8,000	(8)	66,720
	12/15/2008	—		—		—	—	15,000		125,100	—		—
	1/30/2009	—		—		—	—	6,000		50,040	—		—
	9/30/2009	—		—		—	—	32,777	(10)	273,360	—		—

(1)	All awards were made pursuant to our 1991 GSIP or 2008 GSIP.

(2)	Awards in this column consist of RSUs granted that have a three-year vesting period. For RSUs if the named executive officer’s employment is terminated prior to the vesting date as a result of death or disability, a pro-rata portion will be awarded as soon as administratively feasible after termination of employment. Additionally, if the named executive officer’s employment terminates prior to the vesting date as a result of retirement, involuntary job elimination or due to divestiture of a company business unit, a pro-rata portion will be awarded by the company by the end of the scheduled vest date. In the event of a change in control of the company, the RSUs with a three-year vesting period will vest in full.

(3)	The value of an outstanding unvested award was calculated based upon the closing price of ADC common stock on September 30, 2009 of $8.34.

(4)	Awards in this column consist of PSUs. Vesting of PSUs is contingent on both continued employment during the vesting period and the achievement by ADC of a three-year cumulative adjusted EPS target over a one- and three-year performance measurement period. If the named executive officer’s employment terminates during the performance period as a result of death or disability, a pro-rata portion will be awarded as soon as administratively feasible after termination of employment. If the award recipient’s employment terminates during the performance period as a result of retirement, involuntary job elimination or due to divestiture of a company business unit, a pro-rata portion will be awarded only if the performance measure is achieved by the company by the end of each fiscal year within the performance period. In the event of a change in control of the company, the award will vest in full.

(5)	These stock options vest at a rate of 8.3% per quarter so long as the recipient remains continuously employed by ADC.

(6)	These PSUs are for the performance period from November 1, 2006 through October 31, 2009.

(7)	These PSUs are for the performance period from November 1, 2007 through October 31, 2010.

(8)	These PSUs are for the performance period for November 1, 2008 through September 30, 2011.

(9)	These stock options vest at a rate of 25% a year for four years so long as the recipient remains continuously employed by ADC.

(10)	On September 30, 2009 our executives other than Mr. Switz received two long-term incentive awards under our Superior Performance program. These awards included (i) a restricted stock rights agreement pursuant to which if certain performance criteria are met during our fiscal 2011 the executive will be granted a time-based RSU at the end of fiscal 2011 with a further one-year vesting period, and (ii) an RSU that vests in January, 2013. The targeted value of the RSUs that would be issued pursuant to the rights agreements is equal to two times the executive’s base salary as of October 1, 2009. The actual value of the RSUs to be issued pursuant to the rights agreements will be an amount ranging from zero to three times the targeted value depending on the level of our adjusted operating income as a percentage of net sales in fiscal 2011. This table does not reflect the grant of the restricted stock rights agreement as at this time it is uncertain whether and to what extent any RSUs subject to such rights agreement will ever be granted. It does reflect the grant of the RSUs that vest in January, 2013.

(11)	These PSUs vest as a result of the successful implementation of a CEO succession planning and transition process.

Stock Vested During Fiscal 2009

The following table summarizes information with respect to RSU awards that vested during fiscal 2009 for each named executive officer. None of the named executive officers exercised stock options during fiscal 2009.

Stock Vested during Fiscal 2009

	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)(1)

Robert E. Switz	75,000	413,125
James G. Mathews	7,500	42,075
Patrick D. O’Brien	10,286	56,920
Laura N. Owen	10,007	55,525
Richard B. Parran, Jr.	6,032	30,770

(1)	The value is based upon the closing market price of ADC common stock on the date of vesting.

Pension Benefits

We maintain a Pension Excess Plan, which is a non-qualified, unfunded deferred compensation arrangement. The plan is intended to compensate employees for the amount of benefits foregone under our former defined benefit pension plan (which was terminated on December 31, 1997) as a result of past elections under our Deferred Compensation Plan and the Executive Incentive Exchange Plan. It also is intended to compensate employees for the amount of benefits that could not be paid from the pension plan due to maximum benefit and compensation limitations under the Internal Revenue Code. Within 30 days of termination of employment, participants in the Pension Excess Plan receive a lump-sum payment equal to the amount of these benefits. Benefits payable under the Pension Excess Plan were frozen as of January 5, 1998, and participation in the Pension Excess Plan is limited to existing participants as of December 31, 1997. Of the named executive officers, only Mr. Switz participates in the Pension Excess Plan. Mr. Switz is fully vested in the plan and may retire at any time without reduction in benefit.

The table below summarizes information with respect to the Pension Excess Plan.

Pension Benefits

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Robert E. Switz	Pension Excess Plan	16	71,717	0
James G. Mathews	—	—	—	—
Patrick D. O’Brien	—	—	—	—
Laura N. Owen	—	—	—	—
Richard B. Parran, Jr.	—	—	—	—

(1)	An actuarially equivalent value calculated by reference to the interest and mortality factor in effect at the time of the participant’s assumed termination of employment (September 30, 2009, the end of our fiscal year) is used to calculate the present value of the accumulated benefit. The annual interest rate used is the average of the rates for 30-year treasury securities on each day of the month of November in the year preceding the assumed termination date. That interest rate was 4.0%. We used mortality assumptions as described in Section 417(e)(3) of the Internal Revenue Code. The year-over-year change in the actuarial present value of Mr. Switz’s accumulated benefit under the Pension Excess Plan is disclosed in the

“Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

Nonqualified Deferred Compensation

We sponsor a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended. U.S.-based executives are eligible to participate in this plan, as are all U.S.-based employees, following the completion of one year of employment in which they work at least 1,000 hours. These employees also are eligible to receive an employer matching contribution of one-half of the first 6% of their pay deferred into the plan.

The ADC Telecommunications, Inc. 401(k) Excess Plan (the “401(k) Excess Plan”) is designed to provide certain employees benefits that would be provided under our 401(k) plan except for the Internal Revenue Code limits placed on contributions to qualified 401(k) plans. The 401(k) Excess Plan is a non-qualified, unfunded deferred compensation arrangement. Record keeping accounts are held in each participant’s name and are 100% vested at all times. Hypothetical contributions to these accounts are made by both the participant and ADC according to the Internal Revenue Code limits. Hypothetical earnings to accounts are made based upon the participant’s preference of investment in an ADC phantom stock fund as well as other funds substantially similar to those found in our qualified 401(k) plan. Distributions are made to participants at the time of termination of employment in a lump sum or through regular installments over a five-year timeframe.

The following table shows the contributions, earnings and account balances for the named executive officers in our 401(k) Excess Plan. Other than the 401(k) Excess Plan, we do not sponsor any other non-qualified deferred compensation plans into which named executive officers voluntarily defer part of the total cash compensation.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last FY	in Last FY	Last FY	Withdrawals/	Last FYE
Name	($)(1)	($)(2)	($)(3)	Distributions	($)(4)

Robert E. Switz	78,674	33,717	20,844	0	729,268
James G. Mathews	16,489	8,244	18,393	0	76,236
Patrick D. O’Brien	28,276	8,483	39,981	0	317,436
Laura N. Owen	11,205	5,603	20,000	0	97,840
Richard B. Parran, Jr.	11,669	3,501	37,253	0	243,610

(1)	The amounts in this column also are reported in the “Salary” column of the Summary Compensation Table for fiscal 2009.

(2)	ADC’s contributions listed in this column also are reported in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2009.

(3)	The earnings listed in this column represent the change during the last fiscal year in the value of the underlying mutual fund or ADC stock fund in which the executive officers’ deferred amounts were invested and increases in the deferred amounts due to dividends payable upon those funds.

(4)	The amounts in this column include deferrals of cash compensation from prior years that were reported in the Summary Compensation Table in our proxy statement as follows for the relevant years: for Mr. Switz, $542,910; for Mr. Mathews, $18,174; for Mr. O’Brien, $223,561; for Ms. Owen, $120,141; and for Mr. Parran, $141,226. The balance for each named executive officer includes the cumulative increase in value of the investment alternatives in which the deferred amounts are deemed to be invested.

Employment, Severance and Change in Control Arrangements

Employment and Severance Agreement with Robert E. Switz.  We entered into an employment agreement with Mr. Switz in conjunction with his appointment as Chief Executive Officer effective August 13, 2003. On

July 1, 2009 we entered into the Extension of this existing employment agreement with Mr. Switz. The Extension reflects our Board’s desire to provide stability in the direction and management of ADC through a challenging economic environment. It also reflects our Board’s intent to act proactively in the area of succession planning in response to the prospect of the eventual future retirement of Mr. Switz, currently age 63.

Mr. Switz has agreed with the Board to remain with ADC at least until the end of 2011 or, if sooner, until the end of a transition period following the appointment of a successor CEO. Through continued performance as CEO for the agreed period under the Extension, Mr. Switz would earn the right to receive a one-time payment and acceleration of equity compensation awards that have not previously vested at the time of his retirement.

Among other things, the Extension also clarifies provisions of the existing employment agreement regarding the calculation of the amount of the payment to which Mr. Switz would be entitled in the case of (1) termination by the company without cause; (2) termination by Mr. Switz for good reason; or (3) Mr. Switz’ retirement after the date specified in the Extension. Specifically, under these circumstances, the amount of the one-time payment is now stated as a specific dollar amount ($3.275 million) rather than an amount derived from a formula-driven calculation.

Voluntary Termination or, Termination for Cause.  In the event that Mr. Switz voluntarily terminates his employment without “good reason” or if we terminate his employment for “cause” (both as defined in the agreement), no compensation will be provided other than the normal payment of salary already earned and other benefits to which he legally is entitled as an employee.

•	Voluntary Termination for Good Reason, Termination Without Cause, or Retirement. In the event that Mr. Switz terminates his employment for good reason, if we terminate his employment for reasons other than cause or he retires as defined in the amended agreement, Mr. Switz is entitled to (1) a lump sum cash severance equal to $3,275,000 (2) payment of the employer portion of medical and dental premiums under COBRA for up to six months, and (3) accelerated vesting of certain stock option and restricted stock awards, in which case he would be able to exercise the applicable stock options until the earlier of the third anniversary of his termination of employment or August 29, 2013.

•	Death or Disability. In the case of Mr. Switz’ death or total disability, the agreement provides for full vesting of certain restricted stock and stock option awards, and the exercise period of those stock option awards would extend until the earlier of the third anniversary of his termination of employment or August 29, 2013, but in no case beyond the option term.

•	Termination Following Change in Control. If Mr. Switz’ employment is terminated following a change in control, he is entitled to the benefits provided by our then-current Severance Plan (as defined below), and if such benefits are paid, he is not entitled to any other payment or benefits under the employment agreement.

In addition, option, RSU and PSU award agreements entered into by Mr. Switz may contain acceleration of vesting clauses upon the occurrence of certain events.

Severance Arrangements with Other Named Executive Officers.  We do not have employment or severance agreements with the named executive officers other than Mr. Switz. However, we have established severance practices as they relate to involuntary, other-than-for-cause separations for our named executive officers. For the named executive officers, salaries are continued for a period of from 12 to 18 months depending on grade level. All executives separated under this practice are eligible to receive reimbursement for benefits continuation of two months (12 months in the case of a disability) and outplacement assistance in the amount of $9,000. The named executive officer receiving severance pay under this practice must sign a waiver and release of claims including non-solicitation and non-disparagement clauses. These severance practices may be changed at any time at the discretion of the Compensation Committee.

Executive Change in Control Severance Pay Plan.  We maintain an Executive Change in Control Severance Pay Plan (the “Severance Plan”) to provide severance pay in the event of a “change in control” of

ADC for executive officers (including the named executive officers) and certain other high-level executives. The plan and agreements are intended to provide for continuity of management if there is a change in control of ADC. Generally, under the Severance Plan and various equity award agreements currently in effect, a change in control is defined to include:

•	A change in control of the nature that would be reported under Schedule 14A of Regulation 14A of the Securities and Exchange Act of 1934;

•	A public announcement that a person has become a beneficial owner pursuant to Section 13(d) of the Securities and Exchange Act of 1934 representing 20% or more of the combined voting power of our then outstanding securities;

•	The continuing directors (as defined in the Severance Plan) cease to be a majority of the Board;

•	Consummation of a reorganization, merger, consolidation or sale of all or substantially all of ADC’s assets unless the outstanding voting securities of ADC prior to the transaction continue to represent at least 50% of the voting securities of ADC or the new company;

•	Approval by the shareowners of a liquidation or dissolution of ADC; or

•	The continuing directors (as defined in the Severance Plan) determine in their sole and absolute discretion that a change in control has occurred.

The Severance Plan provides for severance payments to eligible employees whose employment is terminated, either voluntarily with “good reason” (as defined in the Severance Plan) or involuntarily, during the two-year period following a change in control. This is often referred to as a “double trigger” severance provision. The Compensation Committee believes that a double trigger design is more appropriate than the single trigger approach because it prevents severance payments in the event of a change in control where the executive continues to be employed without an adverse effect on compensation, role and responsibility or job location.

The amount of severance pay to be received by the CEO is three times his annual base salary and annual target bonus, and for other eligible executives is two times their annual base salary and target bonus. The Severance Plan also provides for payment of a pro rata portion of the employee’s bonus under the MIP or other applicable incentive bonus plan for the year in which employment termination occurs to the extent that the applicable incentive plan does not otherwise require a payment. This pro rata amount is the higher of the pro rata target incentive or pro rata actual incentive based on financial performance during the year. Payments under the Severance Plan will be made on the first day of the seventh month following termination of employment in a lump sum. Under the Severance Plan, any severance payment to an eligible executive is increased by the amount, if any, necessary to take into account any additional taxes as a result of such payments being treated as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code.

Change in Control Provisions in Equity Award Agreements.  We have other compensatory arrangements with our executive officers relating to a change in control of ADC. All stock option agreements outstanding under our 1991 GSIP and 2008 GSIP provide for the acceleration of exercisability of options upon a change in control (or, in certain cases, only if the optionee’s employment is terminated without cause within two years following a change in control). In addition, our outstanding RSU, PSU, and PCU award agreements provide for accelerated vesting of certain outstanding RSUs, PSUs and PCUs following a change in control.

Potential Payments Upon Certain Terminations or Changes in Control.  The following table shows potential payments to the named executive officers upon voluntary termination, death, disability, termination without cause, retirement or termination upon a change in control of ADC, assuming that any such termination of employment occurred on September 30, 2009. The retirement benefits that are listed in the table are available after the named executive officer attains age 55 and has at least 10 years of eligible service.

Potential Payments Upon Certain Terminations, Death, Disability or Termination After
a Change in Control

		Voluntary
		Termination,
		Disability or	Without Cause		Termination After
Name	Description	Death	Termination	Retirement	Change in Control

Robert E. Switz	Severance Amount	0	1,514,000	0	4,452,000
	Bonus	0	0	0	695,711
	Value of Accelerated Options(1)	0	0	0	1,488,740
	Value of Accelerated RSUs(2)	0	0	1,250,875	1,876,500
	Value of Accelerated PSUs(3)	0	0	583,742	2,917,599
	Value of Benefits Continuation	0	3,870	0	3,870
	Value of Outplacement Services	0	9,000	0	9,000
	Excise Tax Gross Up Payment(4)	—	—	0	3,758,499
	Total	0	1,526,870	1,834,617	15,289,919

James G. Mathews	Severance Amount	0	425,000	0	1,156,000
	Bonus	49,110	49,110	49,110	218,265
	Value of Accelerated Options(1)	0	0	0	523,500
	Value of Accelerated RSUs(2)	0	0	0	115,357
	Value of Accelerated PSUs(3)	0	0	0	254,767
	Value of Benefits Continuation	0	2,018	0	2,018
	Value of Outplacement Services	0	9,000	0	9,000
	Excise Tax Gross Up Payment(4)	—	—	—	845,356
	Total	49,110	485,128	49,110	3,124,283

Patrick D. O’Brien	Severance Amount	0	431,250	0	1,173,000
	Bonus	52,622	52,622	52,622	221,568
	Value of Accelerated Options(1)	0	0	0	235,575
	Value of Accelerated RSUs(2)	0	0	0	301,376
	Value of Accelerated PSUs(3)	0	0	0	231,577
	Value of Benefits Continuation	0	2,018	0	2,018
	Value of Outplacement Services	0	9,000	0	9,000
	Excise Tax Gross Up Payment(4)	—	—	—	783,187
	Total	52,622	494,890	$52,622	2,957,301

Laura N. Owen	Severance Amount	0	363,750	0	902,100
	Bonus	36,766	36,766	36,766	147,066
	Value of Accelerated Options(1)	0	0	0	130,875
	Value of Accelerated RSUs(2)	0	0	0	233,747
	Value of Accelerated PSUs(3)	0	0	0	208,500
	Value of Benefits Continuation	0	1,290	0	1,290
	Value of Outplacement Services	0	9,000	0	9,000
	Excise Tax Gross Up Payment(4)	—	—	—	565,932
	Total	36,766	410,806	$36,766	2,198,510

Richard B. Parran, Jr.	Severance Amount		368,750	0	914,500
	Bonus	50,729	50,729	50,729	143,032
	Value of Accelerated Options(1)	0	0	0	179,925
	Value of Accelerated RSUs(2)	0	0	0	318,676
	Value of Accelerated PSUs(3)	0	0	0	165,549
	Value of Benefits Continuation	0	2,018	0	2,018
	Value of Outplacement Services	0	9,000	0	9,000
	Excise Tax Gross Up Payment(4)	—	—	—	633,160
	Total	50,729	430,497	50,729	2,365,860

(1)	Value computed for each stock option grant by multiplying (i) the difference between (a) $8.34 which was the closing market price of a share of our common stock on September 30, 2009, the last business day of fiscal 2009 and (b) the exercise price per share for that option grant, by (ii) the number of shares subject to that option grant.

(2)	Value determined by multiplying the number of RSUs that vest by $8.34, the closing market price of a share of our common stock on September 30, 2009, the last business day of fiscal 2009.

(3)	Value determined by multiplying the number of PSUs that vest by $8.34, the closing market price of a share of our common stock on September 30, 2009, the last business day of fiscal 2009.

(4)	In the case of a change in control, the standard calculations as specified under the Internal Revenue Code Section 280(g) regulations were applied to the various benefits the named executive officers would receive in order to determine if any 280(g) excise taxes would be triggered and if so, what amount of 280(g) gross-up payments would be required under the terms of the change in control arrangements.

PROPOSAL 3 — APPROVAL OF 2010 GLOBAL STOCK INCENTIVE PLAN

On November 19, 2009, our Board adopted, subject to shareowner approval, the ADC Telecommunications, Inc. 2010 Global Stock Incentive Plan (the “2010 GSIP”). The purpose of the 2010 GSIP is to promote the interests of ADC and our shareowners by aiding us in attracting and retaining employees, officers and non-employee directors who we expect will contribute to our success and to enable these individuals to participate in our long-term success and growth by giving them a proprietary interest in ADC. The 2010 GSIP is intended to replace our existing 2008 GSIP, which is scheduled to expire by its terms in March, 2018.

The 2010 GSIP authorizes the grant of stock options, restricted stock units (including restricted stock units with time-based and performance-based vesting) and other forms of stock-based compensation. The Board believes that stock options and restricted stock units have been, and that in the future stock-based compensation will be, a very important factor both in attracting and retaining experienced and talented employees and non-employee directors and in motivating them to contribute significantly to the growth and profitability of our business. The Board believes that stock-based compensation aligns the interests of our managers and non-employee directors with the interests of our shareowners. We believe the availability of stock-based compensation not only increases employees’ focus on the creation of shareowner value, but also enhances employee retention and generally provides increased motivation for our employees to contribute to our future success.

We currently award stock options, restricted stock units and other stock-based awards only under the 2008 GSIP. If the 2010 GSIP is approved by our shareowners, we will terminate the 2008 GSIP upon such shareowner approval. If the 2010 GSIP is approved by our shareowners, all outstanding awards under the 2008 GSIP, our 1991 GSIP and the ADC Telecommunications, Inc. Non-Employee Director Stock Option Plan (the “Non-employee Director Stock Plan, and, collectively, with the 2008 GSIP and the 1991 GSIP, the “Prior Plans”) will become governed by the terms at the 2010 GSIP, and no more awards will be granted under the Prior Plans. Awards outstanding under the Prior Plans will not be counted against the authorized shares available for issuance under the 2010 GSIP. The number of shares of our common stock authorized for issuance under the 2010 GSIP will be (i) 9,700,000 plus (ii) the number of shares subject to awards outstanding under the Prior Plans that are forfeited, terminated or expire unexercised or not vested, as the case may be, after the effective date of the 2010 GSIP. A key reason for the increase in the number of shares authorized under the 2010 GSIP relative to the number of shares available for issuance pursuant to the 2008 GSIP is the expectation that ADC will make a significant stock-based award to a new CEO to be appointed in the next several years. As described elsewhere in this proxy statement, our current CEO, Mr. Switz, recently executed an amendment to his employment agreement with us that provides for him to assist with succession planning and the transition of his responsibilities to a new CEO.

The following is a summary of the material terms of the 2010 GSIP and is qualified in its entirety by reference to the 2010 GSIP. A copy of the 2010 GSIP is attached as Appendix A to this proxy statement.

Administration

The Compensation Committee will administer the 2010 GSIP and will have full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2010 GSIP. In addition, the Compensation Committee can specify whether, and under what circumstances, awards to be received under the 2010 GSIP or amounts payable under such awards may be deferred automatically or at the election of either the holder of the award or the Compensation Committee. Subject to the provisions of the 2010 GSIP, the Compensation Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Compensation Committee has authority to interpret the 2010 GSIP and establish rules and regulations for the administration of the 2010 GSIP.

The Compensation Committee may delegate its powers under the 2010 GSIP to one or more directors (including a director who is also one of our officers) and may authorize one or more officers to grant awards under the 2010 GSIP, except that the Compensation Committee may not delegate its powers to grant awards to executive officers or directors who are subject to Section 16 of the Exchange Act, or in a way that would violate Section 162(m) of the Internal Revenue Code. The Board of Directors may also exercise the powers of the Compensation Committee at any time, so long as its actions would not violate Section 162(m) of the Internal Revenue Code.

Eligible Participants

Any employee, officer or non-employee director providing services to us or any of our affiliates, who is selected by the Compensation Committee, is eligible to receive an award under the 2010 GSIP. As of December 1, 2009, approximately 9,000 employees, officers and directors would have been eligible to participate in the 2010 GSIP.

Shares Available For Awards

The aggregate number of shares of our common stock that may be issued under all stock-based awards made under the 2010 GSIP will be (i) 9,700,000 plus (ii) the number of shares subject to awards outstanding under the Prior Plans that are forfeited, terminated or expire unexercised or not vested, as the case may be, after the effective date of the 2010 GSIP. Under the 2010 GSIP, no person may be granted in any taxable year awards denominated in shares for more than 3,000,000 shares in the aggregate.

The Compensation Committee will adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights or other similar corporate transaction or event that affects shares of our common stock, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2010 GSIP.

Types of Awards and Terms and Conditions

The 2010 GSIP permits grants of:

•	stock options (including both incentive and non-qualified stock options);

•	stock appreciation rights (“SARs”);

•	restricted stock and restricted stock units;

•	dividend equivalents;

•	performance awards of cash, stock or property;

•	stock awards; and

•	other stock-based awards.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2010 GSIP or any other compensation plan. Awards can be granted for no cash consideration or for any cash or other consideration as may be determined by the Compensation Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our common stock, other securities or property, or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value of our common stock on the date of grant of such option or SAR except to satisfy legal requirements of foreign jurisdictions or if the award is in substitution for an award previously granted by an entity acquired by us. Determinations of fair market value under the 2010 GSIP will be made in accordance with methods and procedures established by the Compensation Committee. The term of awards may not be longer than ten years from the date of grant. Awards will be adjusted by the Compensation Committee in the case of a stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights or other similar corporate transaction or event that affects shares of our common stock in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2010 GSIP.

Stock Options.  The holder of an option will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The option exercise price may be payable either in cash or, at the discretion of the Compensation Committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price. The 2010 GSIP provides that the term of any option will be fixed by the Compensation Committee but will not be longer than ten years from the grant date of the option.

Stock Appreciation Rights.  The holder of an SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the Compensation Committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the Compensation Committee. The 2010 GSIP provides that the term of any SAR will be fixed by the Compensation Committee but will not be longer than ten years from the grant date of the SAR.

Restricted Stock and Restricted Stock Units.  The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Compensation Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Compensation Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Compensation Committee. If the participant’s employment or service as a director terminates during the vesting period for any other reason, the restricted stock and restricted stock units will be forfeited, unless the Compensation Committee determines that it would be in our best interest to waive the remaining restrictions.

Dividend Equivalents.  The holder of a dividend equivalent will be entitled to receive payments (in cash, shares of our common stock, other securities or other property) equivalent to the amount of cash dividends paid by us to our shareowners, with respect to the number of shares determined by the Compensation Committee. Dividend equivalents will be subject to other terms and conditions determined by the Compensation Committee, but the Compensation Committee may not grant dividend equivalents in connection with grants of options or SARs. In addition, the 2010 GSIP provides that no dividend equivalent payments will be made on any performance award under the 2010 GSIP prior to the date on which all conditions or restrictions relating to such award have been satisfied, waived or lapsed.

Performance Awards.  The Compensation Committee may grant performance awards under the 2010 GSIP. A performance award may be payable in cash or stock and will be conditioned solely upon the achievement of one or more objective performance goals established by the Compensation Committee in accordance with the 2010 GSIP. The Compensation Committee will determine the length of the performance period, establish the performance goals for the performance period, and determine the amounts of the performance awards for each participant. Certain performance awards granted under the 2010 GSIP may be intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Qualified Performance Awards”).

Performance goals must be based solely on one or more of the following business criteria, applied on a corporate, subsidiary, division, business unit, line of business or geographic regional basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, net income, margins (including one or more of direct gross, gross, operating income, net income and pretax net income margins), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, investment capital, capital and net capital employed), shareholder return (including total shareholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and development and implementation of strategic plans, succession plans or diversity initiatives. Performance goals may be an absolute measure or a defined change (amount or percentage) in a measure. The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures. The Compensation Committee may provide that, in determining whether the performance goal has been achieved, the effect of certain events may be excluded. These events include, but are not limited to, any of the following: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

Under the 2010 GSIP, the maximum amount that may be paid with respect to Qualified Performance Awards denominated in cash to any participant in the aggregate in any taxable year is $25,000,000 in value, whether payable in cash, stock or other property. In addition, Qualified Performance Awards must comply with the requirements of Section 162(m) of the Internal Revenue Code.

Stock Awards.  The Compensation Committee may grant unrestricted shares of our common stock, subject to terms and conditions determined by the Compensation Committee and the limitations in the 2010 GSIP.

Other Stock-Based Awards.  The Compensation Committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to our common stock, subject to terms and conditions determined by the Compensation Committee and the limitations in the 2010 GSIP.

Accounting for Awards

If an award entitles the holder to receive or purchase shares of our common stock, the shares covered by such award or to which the award relates will be counted against the aggregate number of shares available for awards under the 2010 GSIP as follows:

•	With respect to any awards other than stock options and SARs, the number of shares available for awards will be reduced by 1.21 shares for each share covered by such award or to which such award relates.

•	With respect to stock options and SARs, the number of shares available for awards will be reduced by one share for each share covered by such award or to which the award relates.

•	For SARs settled in shares upon exercise, the aggregate number of shares with respect to which the SAR is exercised, rather than the number of shares actually issued upon exercise, will be counted against the number of shares available for awards under the 2010 GSIP.

•	Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash will not be counted against the aggregate number of shares available for awards under the 2010 GSIP.

The 2010 GSIP provides that shares covered by an award made under the 2010 GSIP (or to which such an award relates) that are not purchased, that are forfeited or are reacquired by us (including shares of restricted stock, whether or not dividends have been paid on such shares), or that are subject to an award that otherwise terminates or is cancelled without delivery of such shares shall be available for award again under the 2010 GSIP to the extent of any such forfeiture, reacquisition, termination or cancellation. In addition, the 2010 GSIP provides that shares subject to awards granted under the Prior Plans shall be available for award under the 2010 GSIP if such shares are not purchased or are forfeited or reacquired by ADC, or otherwise are not delivered to the awardees’ due to termination or cancellation of such award after the effective date of the 2010 GSIP. Shares that are withheld in full or partial payment of the purchase or exercise price of any award or in connection with the satisfaction of tax obligations relating to an award will not be available again for grant awards under the 2010 GSIP.

Duration, Termination and Amendment

Unless discontinued or terminated by the Board of Directors, the 2010 GSIP will expire on February 8, 2020. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2010 GSIP prior to expiration may extend beyond the expiration of the 2010 GSIP through the award’s normal expiration date. The Board of Directors may amend, alter, suspend, discontinue or terminate the 2010 GSIP at any time, although shareowner approval must be obtained for any amendment to the 2010 GSIP that would: (1) increase the number of shares of our common stock available under the 2010 GSIP, (2) increase the award limits under the 2010 GSIP, (3) permit awards of options or SARs at a price less than fair market value, (4) permit repricing of options or SARs, or (5) cause Section 162(m) of the Internal Revenue Code to become unavailable with respect to the 2010 GSIP. Shareowner approval is also required for any action that requires shareowner approval under the rules and regulations of the SEC or the NASDAQ Global Select Market or any other securities exchange that are applicable to us.

Prohibition on Repricing Awards and Award Adjustments

No option or SAR may be amended to reduce its initial exercise price, and no option or SAR may be cancelled and replaced with awards having a lower exercise price. However, the Compensation Committee may adjust the exercise price of, and the number of shares subject to, any outstanding option or SAR in connection with a stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights or other similar corporate transaction or event that affects shares of our common stock, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2010 GSIP.

Transferability of Awards

Except in certain limited situations permitted under the 2010 GSIP, awards (other than stock awards) under the 2010 GSIP may only be transferred by will or by the laws of descent and distribution. Under no circumstances may outstanding awards (other than stock awards) be transferred for value.

Federal Income Tax Consequences

Grant of Options and SARs.  The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs.  Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we generally will be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally are deductible by us.

Disposition of Shares Acquired Upon Exercise of Options and SARs.  The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Internal Revenue Code have been satisfied.

Awards Other than Options and SARs.  If an award is payable in shares of our common stock that are subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the

Internal Revenue Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount. As to other awards granted under the 2010 GSIP that are payable either in cash or shares of our common stock not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. We generally will be entitled at that time to an income tax deduction for the same amount.

Income Tax Deduction.  Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, and assuming that, as expected, stock options, SARs and certain other performance awards paid under the 2010 GSIP are “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2010 GSIP.

Special Rules for Executive Officers and Directors Subject to Section 16 of the Exchange Act.  Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Internal Revenue Code, shares received through the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.

Delivery of Shares for Tax Obligation.  Under the 2010 GSIP, the Compensation Committee may permit participants receiving or exercising awards, subject to the discretion of the Compensation Committee and upon such terms and conditions as it may impose, to deliver shares of our common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the participant) to us to satisfy federal, state or local tax obligations.

Section 409A of the Internal Revenue Code.  The 2010 GSIP contains provisions intended to prevent adverse tax consequences under Section 409A of the Internal Revenue Code to holders of awards granted under the 2010 GSIP.

New Plan Benefits

No benefits or amounts have been granted, awarded or received under the 2010 GSIP that were subject to shareowner approval. In addition, the Compensation Committee, in its sole discretion, will determine the number and types of awards that will be granted under the 2010 GSIP. Accordingly, it is not possible to determine the benefits that will be received by eligible participants if the 2010 GSIP is approved by our shareowners. The closing price of a share of our common stock as reported on the NASDAQ Global Select Market on November 30, 2009 was $6.13.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes share and exercise price information about our equity compensation plans as of September 30, 2009:

Equity Compensation Plan Information

	Number of
	Securities to be
	Issued Upon		Weighted-Average	Number of Securities Remaining
	Exercise of		Exercise Price of	Available for Future Issuance
	Outstanding		Outstanding	Under Equity Compensation Plans
	Options, Warrants		Options, Warrants	(Excluding Securities Reflected in
Plan Category	and Rights (#)		and Rights ($)	the Second Column) (#)

Equity compensation plans approved by security holders(1)	7,433,841	(2)	$18.80	6,424,188
Equity compensation plans not approved by security holders(3)	345,290		$32.29	—

Total	7,779,131		$19.40	—

(1)	Includes outstanding options and rights granted under our 1991 GSIP, 2008 GSIP and the Non-employee Director Stock Option Plan to either employees or non-employee directors. Awards are no longer granted under the 1991 GSIP or the Non-employee Director Stock Plan. As of September 30, 2009, approximately 6,168,207 shares were available for issuance of awards under the 2008 GSIP.

(2)	As of September 30, 2009, there were outstanding options to purchase/stock appreciation rights of 1,599,722 shares of our common stock that were awarded under our 2008 GSIP and 5,834,119 common stock options/stock appreciation rights awarded under the 1991 GSIP or the Non-employee Director Stock Plan. Total options outstanding under all shareholder-approved plans were 7,433,841. The weighted average remaining life of these outstanding options was 4.1 years. Not included in the table are 1,857,512 shares awarded under our 2008 GSIP and 1,247,861 shares awarded under previous shareholder-approved plans subject to outstanding restricted stock units (both performance and time-based) that remained subject to forfeiture. Total restricted stock units subject to forfeiture were 3,105,373 as of September 30, 2009.

(3)	Includes options granted under the following plans that have not been approved by our shareowners: (a) the 2001 Special Stock Option Plan (the “2001 Special Plan”) as described below, and (b) plans established by us in connection with our acquisitions of each of the following companies: LGC Wireless in fiscal 2008 and CommTech Corporation in fiscal 2001 (collectively, the “Acquisition Plans”). In certain instances the plans of the acquired companies that the Acquisition Plans replaced were approved by the shareowners of the acquired companies. Each Acquisition Plan was established by us to preserve the benefit of the outstanding options of the company we were acquiring on the same general terms and conditions under which these options were initially granted. At the time we completed an acquisition, the options then outstanding under the acquired company’s option plan were converted into cash or options to purchase ADC common stock using an agreed conversion ratio under the applicable Acquisition Plan. No future options will be issued under any of the Acquisition Plans. As of September 30, 2009, options to purchase an aggregate of 206,534 shares of common stock at a weighted average price of $6.1657 and an average remaining term of approximately 4.2252 years were outstanding under the Acquisition Plans. The 2001 Special Plan was adopted by our Board to address acute retention and compensation considerations associated with the economic downturn in the telecommunications industry that began in 2001. The 2001 Special Plan was designed to assist us in retaining and incenting our non-executive employees. Officers and directors of ADC were not eligible to receive awards under this plan. Under the 2001 Special Plan, we made a one-time grant of options to purchase an aggregate of 1,360,620 shares on December 7, 2001, to non-executive employees. These options were granted with an exercise price equal to the fair market value of our shares on the date of grant. As of September 30, 2009, options to purchase 138,756 shares of common stock with a weighted average exercise price of $37.94 were outstanding under the plan. The terms and conditions of awards under the 2001 Special Plan were consistent with the terms and conditions of options granted under our 1991 GSIP. All options granted under the 2001 Special Plan vested with respect to one-third of the grant on the first anniversary of the grant date, with the remaining options vesting in 12.5% increments on the last day of each successive three-month period as long as the award recipients remained employed as of those dates. The options became fully vested as of December 7, 2004, and have a ten-year term.

Board Recommendation and Required Vote

The Board of Directors recommends that the shareowners vote FOR the approval of the 2010 GSIP. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the approval of the 2010 GSIP.

The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote at the annual meeting on this item of business is required for the approval of the proposal (provided that the number of shares voted in favor of the proposal constitutes more than 25% of the outstanding shares of our common stock). If a shareowner abstains from voting on this proposal, then the shares held by that shareowner will be deemed present at the annual meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to this proposal, but will not be deemed to have been voted in favor of this proposal. Brokers and other nominees do not have authority to vote on this matter without specific voting instruction from the beneficial owner. As such, if a broker returns a “non-vote” proxy indicating a lack of authority to vote on this proposal, then the shares covered by the broker non-vote will be deemed present and entitled to vote at the meeting for purposes of determining a quorum but not present and entitled to vote for purposes of calculating the vote with respect to this proposal. If you hold shares in any brokerage account or through a bank, trust or other nominee and wish to vote those shares on this proposal, then you should instruct the broker, bank, trust or other nominee how to vote the shares using the voting instructions provided.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors is responsible for overseeing management’s financial reporting practices and internal controls. The Audit Committee is composed of five non-employee directors, all of whom are independent under the existing NASDAQ Global Select Market listing standards and the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Directors, which can be found on the ADC website.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in our Annual Report on Form 10-K with management and Ernst & Young LLP, our independent registered public accounting firm. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. Ernst & Young LLP is responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report on those financial statements.

The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee discussed with the independent auditors matters required to be discussed by PCAOB AU sec. 380, Communications with Audit Committees and SEC Rule 2-07, Communications with Audit Committees, which includes, among other items:

•	matters related to the conduct of the audit of our financial statements;

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements (there were no such disagreements).

Ernst & Young LLP also provided the Audit Committee with written disclosures and the letter required by Rule 3526 of the PCAOB, Communications with Audit Committees Concerning Independence, which relates to the auditors’ independence from our company and its related entities, and the Audit Committee discussed with Ernst & Young LLP its independence. This standard further requires Ernst & Young LLP to disclose annually in writing all relationships that in Ernst & Young LLP’s professional opinion may reasonably be thought to bear on its independence. Ernst & Young LLP must also confirm its perceived independence and engage in a discussion of its independence.

Based on the Audit Committee’s discussions with management and Ernst & Young LLP, as well as the Audit Committee’s review of the representations of management and the report of Ernst & Young LLP to the Audit Committee and the written disclosures and letter provided by Ernst & Young, LLP referred to above, the Audit Committee recommends to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, and filed with the Securities and Exchange Commission.

Members of the Audit Committee
Mickey P. Foret, Chair
Lois M. Martin
Krish A. Prabhu, Ph.D
John A. Rehfeld
John D. Wunsch

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered for fiscal 2009 and 2008:

	Fiscal	Fiscal
Fee Category	2009 Fees	2008 Fees

Audit Fees	$3,301,500	$3,064,995
Audit-Related Fees	58,000	59,750
Tax Fees	4,500	28,008
All Other Fees	0	0

Total Fees	$3,364,000	$3,152,753

Audit Fees.  Consists of fees and expenses incurred for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, regardless of when the fees and expenses were billed. Audit fees include fees incurred for professional services rendered in connection with an audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.  Consists of fees and expenses for assurance and services that reasonably are related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include services related to employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.  Consists of fees and expenses for professional services related to tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, acquisitions and divestitures and international tax planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

All services provided by our independent registered public accounting firm, Ernst & Young LLP, are subject to pre-approval by our Audit Committee. The Audit Committee has authorized the Chair of the Audit Committee to approve services by Ernst & Young LLP in the event there is a need for such approval prior to the next full Audit Committee meeting. However, a full report of any such interim approvals must be given at the next Audit Committee meeting. Before granting any approval, the Audit Committee (or the Chair of the Audit Committee, if applicable) must receive: (1) a detailed description of the proposed service; (2) a statement from management as to why they believe Ernst & Young LLP is best qualified to perform the service; and (3) an estimate of the fees to be incurred. Before granting any approval, the Audit Committee (or the Chair of the Audit Committee, if applicable) gives due consideration to whether approval of the proposed service will have a detrimental impact on Ernst & Young LLP’s independence. All fees in fiscal 2009 and 2008 were approved pursuant to our pre-approval policy.

PROPOSAL 4 — RATIFY THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

While it is not required to do so, our Audit Committee is asking shareowners to ratify its appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2010, in order to ascertain the views of our shareowners on this appointment. In the event the shareowners fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of ADC and its shareowners.

Ernst & Young LLP has audited ADC’s consolidated financial statements for the past eight fiscal years. Representatives of Ernst & Young LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions after the meeting.

The Audit Committee of the Board of Directors recommends that the shareowners vote FOR the ratification of the appointment of Ernst & Young LLP to serve as ADC’s independent registered public accounting firm for fiscal 2010. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the ratification of the appointment.

The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote at the annual meeting on this item of business is required for the approval of the proposal (provided that the number of shares voted in favor of the proposal constitutes more than 25% of the outstanding shares of our common stock). If a shareowner abstains from voting on this proposal, then the shares held by that shareowner will be deemed present at the annual meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to this proposal, but will not be deemed to have been voted in favor of this proposal. Brokers and other nominees have discretionary authority to vote on this matter as they choose unless they receive specific voting instructions from the beneficial owner. If you hold shares in any brokerage account or through a bank, trust or other nominee and wish to assure those shares are voted on this proposal in a specific manner, and then you should instruct the broker, bank, trust or other nominee how to vote the shares using the instructions provided.

SHAREOWNER PROPOSALS FOR THE NEXT ANNUAL MEETING

Shareowners wishing to present proposals to be considered for inclusion in our proxy statement for the 2011 annual shareowners’ meeting are to deliver the proposals so they are received by us by no later than August 20, 2010, at ADC Telecommunications, Inc., Attn: Corporate Secretary, P.O. Box 1101, Minneapolis, MN 55440-1101. The proposals must be submitted in accordance with all applicable rules and regulations of the SEC.

Our Restated Bylaws provide that a shareowner may present a proposal at the 2011 Annual Meeting that is not included in the proxy statement if proper written notice is received by our Corporate Secretary at our principal executive offices by the close of business on December 11, 2010. The proposal must contain the specific information required by our Restated Bylaws. You may obtain a copy of the Restated Bylaws on our website at http://investor.adc.com/governance.cfm or by writing to our Corporate Secretary.

ANNUAL REPORT AND FORM 10-K

Our 2009 Annual Report and Form 10-K, including financial statements for the year ended September 30, 2009, accompany this proxy statement. The Annual Report and Form 10-K are also available for your review on our website at http://investor.adc.com/financials.cfm. If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to Investor Relations, ADC Telecommunications, Inc., 13625 Technology Drive, Eden Prairie, Minnesota 55344-2252.

OTHER MATTERS

We know of no other matters to come before the annual meeting. If other matters are brought properly before the annual meeting, it is the intention of the persons named as proxies on the enclosed proxy card to vote as they deem in the best interests of ADC.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey D. Pflaum
Vice President, General Counsel and Secretary

December 18, 2009

(THIS PAGE INTENTIONALLY LEFT BLANK)

ADC TELECOMMUNICATIONS, INC.

2010 GLOBAL STOCK INCENTIVE PLAN

Page

Section 1.	PURPOSE	A1
Section 2.	DEFINITIONS	A1
Section 3.	ADMINISTRATION	A3
(a)	Power and Authority of the Committee	A3
(b)	Delegation	A3
(c)	Power and Authority of the Board of Directors	A3
Section 4.	SHARES AVAILABLE FOR AWARDS	A4
(a)	Shares Available	A4
(b)	Accounting for Awards	A4
(c)	Adjustments	A4
(d)	Award Limitations Under the Plan	A4
Section 5.	ELIGIBILITY	A5
Section 6.	AWARDS	A5
(a)	Options	A5
(b)	Stock Appreciation Rights	A5
(c)	Restricted Stock and Restricted Stock Units:	A5
(d)	Dividend Equivalents	A6
(e)	Performance Awards	A6
(f)	Stock Awards	A6
(g)	Other Stock-Based Awards	A7
(h)	General	A7
Section 7.	AMENDMENT AND TERMINATION; CORRECTIONS	A8
(a)	Amendments to the Plan	A8
(b)	Amendments to Awards	A9
(c)	Correction of Defects, Omissions and Inconsistencies	A9
Section 8.	INCOME TAX WITHHOLDING	A9
Section 9.	GENERAL PROVISIONS	A9
(a)	No Rights to Awards	A9
(b)	Award Agreements	A9
(c)	No Rights of Shareholders	A9
(d)	No Limit on Other Compensation Plans or Arrangements	A9
(e)	No Right to Employment or Directorship	A9
(f)	Governing Law	A9
(g)	Severability	A9
(h)	No Trust or Fund Created	A10
(i)	No Fractional Shares	A10
(j)	Headings	A10
Section 10.	EFFECTIVE DATE OF THE PLAN; EFFECT ON PRIOR PLANS	A10
Section 11.	TERM OF THE PLAN	A10

Ai

ADC TELECOMMUNICATIONS, INC.

2010 GLOBAL STOCK INCENTIVE PLAN

Section 1.  Purpose.

The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers and non-employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s shareholders.

Section 2.  Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Performance Award, Stock Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. An Award Agreement may be in an electronic medium and need not that be signed by a representative of the Company or the Participant. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” shall have the meaning ascribed to such term in any Award Agreement; provided, however, that no Award Agreement shall contain a definition of Change in Control that has the effect of accelerating the exercisability of any Award or the lapse of restrictions relating to any Award upon only the announcement or shareholder approval of (rather than consummation of) any reorganization, merger or consolidation of, or sale or other disposition of all or substantially all of the assets of, the Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g) “Committee” shall mean the Compensation Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m). The Company expects to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m)of the Code.

(h) “Company” shall mean ADC Telecommunications, Inc., a Minnesota corporation, or any successor corporation.

(i) “Director” shall mean a member of the Board.

(j) “Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.

(k) “Eligible Person” shall mean any employee, officer or non-employee Director providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

A1

(m) “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares on a given date for purposes of the Plan shall be the closing sale price of the Shares on the NASDAQ Global Select Market as reported on such date or, if such market is not open for trading on such date, on the most recent preceding date when such market was open for trading.

(n) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(o) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(p) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(q) “Other Stock-Based Award” shall mean any right granted under Section 6(g) of the Plan.

(r) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(s) “Performance Award” shall mean any right granted under Section 6(e) of the Plan.

(t) “Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit, line of business or geographic region basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, net income, margins (including one or more of direct gross, gross, operating income, net income and pretax net income margins), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, investment capital, capital and net capital employed), shareholder return (including total shareholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and development and implementation of strategic plans, management succession plans or diversity initiatives. A Performance Goal may be an absolute measure or a defined change (amount or percentage) in a measure. A Performance Goal may reflect absolute entity or business unit performance or performance relative to the performance of a peer group of companies or other external measure. To the extent consistent with Section 162(m), the Committee may provide that, in determining whether the Performance Goal has been achieved, the effect of certain events may be excluded. These events include, but are not limited to, any of the following: asset write-downs, litigation or related judgments or settlements, changes in tax law, accounting principles or other such laws or provisions affecting reported results, severance, contract termination and other costs related to exiting certain business activities, and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

(u) “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(v) “Plan” shall mean this ADC Telecommunications, Inc. 2010 Global Stock Incentive Plan, as amended from time to time.

(w) “Prior Plans” shall mean the ADC Telecommunications, Inc. 2008 Global Stock Incentive Plan, the ADC Telecommunications, Inc. 1991 Global Stock Incentive Plan and the ADC Telecommunications, Inc. Non-employee Director Stock Option Plan, as each of such plans has been amended from time to time.

(x) “Qualified Performance Award” means a Performance Award that (i) is made to as officer of the Company who may be a “covered person” under Section 162(m), and (ii) is intended to be “qualified performance-based compensation” within the meaning of Section 162(m).

(y) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

A2

(z) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(aa) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

(bb) “Section 162(m)” shall mean Section 162(m) of the Code and the applicable Treasury Regulations promulgated thereunder.

(cc) “Shares” shall mean shares of Common Stock, par value of $0.20 per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(dd) “Specified Employee” shall mean a “specified employee” as such term is defined in Section 409A(a)(2)(B) of the Code.

(ee) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(ff) “Stock Award” shall mean any Share granted under Section 6(f) of the Plan.

Section 3.  Administration.

(a) Power and Authority of the Committee.  The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement; (vi) accelerate the exercisability of any Award or the lapse of restrictions relating to any Award; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Committee; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b) Delegation.  The Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also an officer of the Company) or a committee of Directors and may authorize one or more officers of the Company to grant Awards under the Plan, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan (i) with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m).

(c) Power and Authority of the Board of Directors.  Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Section 162(m).

A3

Section 4.  Shares Available for Awards.

(a) Shares Available.  Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be the sum of (i) 9,700,000, and (ii) any Shares subject to any award under the Prior Plans that, after the effective date of this Plan, are not purchased or are forfeited or reacquired by the Company, or otherwise not delivered to the Participant due to termination or cancellation of such award. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company (including shares of Restricted Stock, whether or not dividends have been paid on such shares), or if an Award otherwise terminates or is cancelled without delivery of any Shares, then the number of Shares counted pursuant to Section 4(b) of the Plan against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan. Shares that are withheld in full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall not be available for granting Awards under the Plan.

(b) Accounting for Awards.  For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for Awards under the Plan. With respect to Options and Stock Appreciation Rights, the number of Shares available for Awards under the Plan shall be reduced by one Share for each Share covered by such Award or to which such Award relates. With respect to any Awards other than Options and Stock Appreciation Rights, the number of Shares available for Awards under the Plan shall be reduced by 1.21 Shares for each Share covered by such Award or to which such Award relates. For Stock Appreciation Rights settled in Shares upon exercise, the aggregate number of Shares with respect to which the Stock Appreciation Right is exercised, rather than the number of Shares actually issued upon exercise, shall be counted against the number of Shares available for Awards under the Plan. Awards that do not entitle the holder thereof to receive or purchase Shares and Awards that are settled in cash shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(c) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase or exercise price with respect to any Awards and (iv) the limitations contained in Section 4(d) of the Plan.

(d) Award Limitations Under the Plan.

(i) Section 162(m) Limitation for Awards Denominated in Shares.  No Eligible Person may be granted any Award or Awards denominated in Shares, for more than 3,000,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any taxable year.

(ii) Section 162(m) Limitation for Awards Denominated in Cash.  The maximum amount payable pursuant to all Qualified Performance Awards denominated in cash to any Participant in the aggregate in any taxable year shall be $25,000,000 in value, whether payable in cash, Shares or other property. This limitation contained in this Section 4(d)(ii) does not apply to any Award or Awards subject to the limitation contained in Section 4(d)(i). The limitation contained in this Section 4(d)(ii) shall apply only with respect to any Award or Awards granted under this Plan, and limitations on awards granted under any other shareholder approved incentive plan maintained by the Company will be governed solely by the terms of such other plan.

A4

Section 5.  Eligibility.

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6.  Awards.

(a) Options.  The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price.  The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii) Option Term. The term of each Option shall be fixed by the Committee but shall not be longer than 10 years from the date of grant.

(iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(b) Stock Appreciation Rights.  The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per share grant price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The term of any Stock Appreciation Right will be fixed by the Committee but shall not be longer than 10 years from the date of grant. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units.  The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and

A5

with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions.  Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(ii) Issuance and Delivery of Shares.  Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(iii) Forfeiture.  Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by the Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(d) Dividend Equivalents.  The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, (i) the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options or Stock Appreciation Rights to such Eligible Persons, and (ii) no Dividend Equivalent payments shall be made to a Participant with respect to any Performance Award prior to the date on which all conditions or restrictions relating to such Awards have been satisfied, waived or lapsed.

(e) Performance Awards.  The Committee is hereby authorized to grant Performance Awards to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock and Restricted Stock Units), other securities, other Awards or other property, and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of one or more objective Performance Goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. Qualified Performance Awards shall be conditioned, to the extent required by 162(m), solely on the achievement of one or more objective Performance Goals established by the Committee within the time prescribed by Section 162(m), and Qualified Performance Awards shall otherwise comply with the requirements of Section 162(m).

(f) Stock Awards.  The Committee is hereby authorized to grant to Eligible Persons Shares without restrictions thereon, as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the

A6

terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Committee shall determine.

(g) Other Stock-Based Awards.  The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and the Award Agreement. Shares, or other securities delivered pursuant to a purchase right granted under this Section 6(g), shall be purchased for consideration having a value equal to at least 100% of the Fair Market Value of such Shares or other securities on the date the purchase right is granted. The consideration paid by the Participant may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), as the Committee shall determine.

(h) General.

(i) Consideration for Awards.  Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii) Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment under Awards.  Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv) Term of Awards.  The term of each Award shall be for a period not longer than 10 years from the date of grant.

(v) Limits on Transfer of Awards.  Except as otherwise provided in this Section 6(h)(v), no Award (other than a Stock Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Non-Qualified Stock Option to any “family member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such Participant holds such Option, provided that such transfers may not be for value (i.e., the transferor may not receive any consideration therefor) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution. Each Award under the Plan or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award (other than a Stock Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

A7

(vi) Restrictions; Securities Exchange Listing.  All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

(vii) Prohibition on Option and Stock Appreciation Right Repricing.  Except as provided in Section 4(c) hereof, no Option may be amended to reduce its initial exercise price, and no Option shall be cancelled and replaced with an Option or Options having a lower exercise price. In addition, except as provided in Section 4(c) hereof, no Stock Appreciation Right may be amended to reduce its grant price, and no Stock Appreciation Right shall be cancelled and replaced with a Stock Appreciation Right having a lower grant price.

(viii) Section 409A Provisions.  Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A of the Code and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance, unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, disability or separation from service meet the definition of a change in ownership or control, disability or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee’s separation from service (or, if earlier, upon the Specified Employee’s death), unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

Section 7.  Amendment and Termination; Corrections.

(a) Amendments to the Plan.  The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the shareholders of the Company shall be required for any amendment to the Plan that:

(i) requires shareholder approval under the rules or regulations of the Securities and Exchange Commission, the NASDAQ Global Select Market or any securities exchange that are applicable to the Company;

(ii) increases the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;

(iii) increases the number of shares or value subject to the limitations contained in Section 4(d) of the Plan;

(vi) permits repricing of Options or Stock Appreciation Rights which is prohibited by Section 6(h)(vii) of the Plan;

(vii) permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Sections 6(a)(i) and 6(b)(ii) of the Plan; and

(viii) would cause Section 162(m) of the Code to become unavailable with respect to the Plan.

A8

(b) Amendments to Awards.  Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof.

(c) Correction of Defects, Omissions and Inconsistencies.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8.  Income Tax Withholding.

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9.  General Provisions.

(a) No Rights to Awards.  No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements.  No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement is issued to, and accepted by, the Participant.

(c) No Rights of Shareholders.  Except with respect to Restricted Stock and Stock Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.

(d) No Limit on Other Compensation Plans or Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(e) No Right to Employment or Directorship.  The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f) Governing Law.  The internal law, and not the law of conflicts, of the State of Minnesota, shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.

(g) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed

A9

applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(h) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(i) No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(j) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10.  Effective Date of the Plan; Effect on Prior Plans.

The Plan was adopted by the Board on November 19, 2009. The Plan shall be subject to approval by the shareholders of the Company at the annual meeting of shareholders of the Company to be held on February 10, 2010, and the Plan shall be effective as of the date of such shareholder approval. On and after shareholder approval of the Plan, no awards will be granted under the Prior Plans, but all outstanding awards previously granted under the Prior Plans shall remain outstanding. After shareholder approval of the Plan, such awards made under the Prior Plans shall be governed by the terms and conditions of the Plan, but any Shares issued under such awards shall not be deemed to be issued under the Plan for purposes of Section 4(a).

Section 11.  Term of the Plan.

The Plan shall terminate at midnight on February 9, 2020, unless terminated before then by the Board; provided, however, that no Qualified Performance Award may be granted under the Plan after the fifth year following the year in which the shareholders of the Company approved the Performance Goals, unless and until the Performance Goals are reapproved by the shareholders. Awards may be granted under the Plan until the earlier to occur of the date of termination of the Plan or the date on which all Shares available for Awards under the Plan have been purchased or acquired. As long as any Awards are outstanding under the Plan, the terms of the Plan shall govern such Awards.

A10

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and ADC TELECOMMUNICATIONS, INC. follow the instructions to obtain your records and to create an electronic voting 13625 TECHNOLOGY DRIVE instruction form. EDEN PRAIRIE, MINNESOTA 55344 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M18608-P87545-Z51355 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ADC TELECOMMUNICATIONS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends that you number(s) of the nominee(s) on the line below. vote FOR the following: 2. The election of three directors for terms expiring in 0 0 0 2013 and one director for a term expiring in 2011 Nominees: 01) John J. Boyle (Term 2011) 02) William R. Spivey, Ph.D (Term 2013) 03) Robert E. Switz (Term 2013) 04) Larry W. Wangberg (Term 2013) The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 1. Proposal to set the size of the Board of Directors at ten. 0 0 0 3. Proposal to approve the 2010 Global Stock Incentive Plan. 0 0 0 4. Proposal to ratify the appointment of Ernst & Young LLP as ADC’s independent registered public accounting firm for ADC’s 0 0 0 2010 fiscal year. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. IF NO DIRECTION IS MADE, THIS PROXY WILL BE (i) VOTED FOR THE PROPOSALS TO SET THE SIZE OF THE BOARD OF DIRECTORS AT TEN AND TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AND (ii) CONSIDERED A NON-VOTE ON THE ELECTION OF NOMINEES FOR DIRECTOR AND THE PROPOSAL TO APPROVE THE 2010 GLOBAL STOCK INCENTIVE PLAN. THE PROXIES ARE AUTHORIZED IN THEIR DISCRETION TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. For address changes and/or comments, please check this box and 0 write them on the back where indicated. Please indicate if you plan to attend this meeting. 0 0 Yes No PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS CARD. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, 10K Combo Doc., and E-Delivery Letter are available at www.proxyvote.com. M18608-P87545-Z51355 ADC TELECOMMUNICATIONS, INC. 13625 Technology Drive, Eden Prairie, Minnesota 55344 PROXY FOR ANNUAL MEETING OF SHAREOWNERS TO BE HELD FEBRUARY 9, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoint(s) Robert E. Switz and Jeffrey D. Pflaum as Proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all of the shares of common stock of ADC Telecommunications, Inc. (“ADC”) held by the undersigned of record on December 10, 2009, at the annual meeting of the shareowners of ADC to be held in the Auditorium of ADC’s World Headquarters, 13625 Technology Drive, Eden Prairie, Minnesota, on February 9, 2010 at 9:00 a.m. Central Standard Time, and at any and all adjournments thereof, and hereby revoke(s) all former proxies. If the undersigned is a participant in the ADC Retirement Savings Plan, the undersigned hereby directs Wachovia Bank National Association as Trustee of the ADC Retirement Savings Plan, to vote at the annual meeting of the shareowners of ADC to be held on February 9, 2010 and at any and all adjournments thereof, the shares of common stock of ADC allocated to the account of the undersigned as specified on this card. For participants in the ADC Retirement Savings Plan, if this card is not received by the Trustee by February 4, 2010 or if it is received but the voting instructions are invalid, the stock with respect to which the undersigned could have instructed the Trustee will be voted in the same proportions as the shares for which the Trustee received valid participant voting instructions. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)